Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

BUCKEYE HOLDINGS GMBH,

GEORGIA-PACIFIC NONWOVENS LLC,

and

GLATFELTER GERNSBACH GMBH

Date:  June 19, 2018

TABLE OF CONTENTS

Page

Article I
DEFINITIONS

Section 1.1	Certain Definitions2
Section 1.2	Interpretive Matters13

Article II
SALE AND PURCHASE OF Acquired Companies Equity Interests

Section 2.1	Sale and Purchase of Acquired Companies Equity Interests14

Article III
CONSIDERATION

Section 3.1	Consideration14
Section 3.2	Payment of Purchase Price15
Section 3.3	Closing Statement15
Section 3.4	True-up of Net Working Capital, Cash and Indebtedness16

Article IV
CLOSING AND TERMINATION

Section 4.1	Closing Date18
Section 4.2	Closing Actions19
Section 4.3	Termination of Agreement20
Section 4.4	Effect of Termination21

Article V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1	Organization and Good Standing22
Section 5.2	Authorization of Agreement23
Section 5.3	Conflicts; Consents23
Section 5.4	Capitalization and Ownership24
Section 5.5	No Subsidiaries or Minority Investments25
Section 5.6	Financial Statements25
Section 5.7	Absence of Certain Changes; Undisclosed Liabilities26
Section 5.8	Taxes26
Section 5.9	Real Property28
Section 5.10	Tangible Personal Property29
Section 5.11	Intellectual Property29
Section 5.12	Material Contracts32
Section 5.13	Material Customers and Suppliers33
Section 5.14	Employee Matters34

i

Section 5.15	Litigation36
Section 5.16	Compliance with Laws; Permits36
Section 5.17	Environmental Matters38
Section 5.18	Condition and Sufficiency of Assets39
Section 5.19	Product Warranty and Product Liability39
Section 5.20	Governmental Grants40
Section 5.21	Insurance40
Section 5.22	Company Guarantees; Transactions with Affiliates41
Section 5.23	Financial Advisors41

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization and Good Standing41
Section 6.2	Authorization of Agreement41
Section 6.3	Conflicts; Consents42
Section 6.4	Litigation43
Section 6.5	Securities Matters43
Section 6.6	Financial Advisors43
Section 6.7	Sufficient Funds43

Article VII
COVENANTS

Section 7.1	Access to Information44
Section 7.2	Conduct of the Business Pending the Closing45
Section 7.3	Consents49
Section 7.4	Regulatory Approvals49
Section 7.5	Efforts and Cooperation; Further Assurances51
Section 7.6	Confidentiality52
Section 7.7	Indemnification and Exculpation52
Section 7.8	Preservation of Records53
Section 7.9	Publicity54
Section 7.10	Use of Name55
Section 7.11	Employment and Employee Benefits55
Section 7.12	Non-Solicitation; Non-Competition56
Section 7.13	Company Guarantees58
Section 7.14	Affiliate Contracts; Intercompany Balances58
Section 7.15	DPLTA Matters58
Section 7.16	Taxes64
Section 7.17	Insurance69
Section 7.18	Mutual Releases69
Section 7.19	Pre-Closing Cash Management70
Section 7.20	Cooperation relating to Financial Statements70
Section 7.21	Negotiation of TSA Schedules71

Article VIII
CONDITIONS TO CLOSING

Section 8.1	Conditions Precedent to Obligations of Purchaser71
Section 8.2	Conditions Precedent to Obligations of Sellers72
Section 8.3	Frustration of Closing Conditions73

Article IX
INDEMNIFICATION

Section 9.1	Survival of Representations and Warranties and Covenants73
Section 9.2	Indemnification by Sellers74
Section 9.3	Indemnification by Purchaser75
Section 9.4	Indemnification Procedures75
Section 9.5	Limitations on Indemnification77
Section 9.6	Tax Treatment of Indemnity Payments79
Section 9.7	Limitation on Damages79
Section 9.8	Exclusive Remedy80

Article X
MISCELLANEOUS

Section 10.1	Expenses80
Section 10.2	Forum; Consent to Service of Process; Waiver of Jury Trial80
Section 10.3	Entire Agreement; Amendments and Waivers81
Section 10.4	Governing Law81
Section 10.5	Notices82
Section 10.6	Severability83
Section 10.7	Binding Effect; Assignment83
Section 10.8	Specific Performance84
Section 10.9	Joint and Several Liability of Sellers84
Section 10.10	Non-Recourse84
Section 10.11	Counterparts84
Section 10.12	Waiver of Conflicts; Transaction Privilege84

Exhibits

Exhibit AForm of Intellectual Property Assignment Agreement

Exhibit BForm of Patent, Know-How and Copyright License Agreement

Exhibit CForm of Pulp Supply Agreement

Exhibit DForm of Trademark Assignment Agreement

Exhibit EForm of Transition Services Agreement

Exhibit FForm of Share Transfer Deed of the German Company

Exhibit GForm of Share Transfer Deed of the Italian Company

Exhibit HForm of Share Transfer Agreement of the French Company

Schedules

Schedule 1.1(a)	Knowledge of Sellers
Schedule 1.1(b)	Certain Permitted Exceptions
Schedule 3.2(a)	Purchase Price Matters
Schedule 3.3	Agreed Principles
Schedule 5.1(b)	Changes to Organizational Documents
Schedule 5.3	No Conflicts; Consents (Sellers)
Schedule 5.6(a)	Carve-Out Financial Statements
Schedule 5.6(b)	Audited Financial Statements
Schedule 5.6(c)	Unaudited Financial Statements
Schedule 5.7(a)	Absence of Certain Changes
Schedule 5.7(b)	Undisclosed Liabilities
Schedule 5.7(c)	Indebtedness
Schedule 5.8	Taxes
Schedule 5.9(a)	List of Owned Real Property and Real Property Leases
Schedule 5.9(a)	Owned Real Property Matters
Schedule 5.9(c)	Leased Real Property Matters
Schedule 5.9(d)	Access to Owned Real Property
Schedule 5.10(b)	List of Personal Property Leases
Schedule 5.10(c)	Leased Personal Property Matters
Schedule 5.11(a)	Registered Intellectual Property
Schedule 5.11(c)	Sufficiency of Intellectual Property
Schedule 5.11(d)	Claims Regarding Ownership of Intellectual Property
Schedule 5.11(e)	Intellectual Property Claims
Schedule 5.11(f)	Infringement of Intellectual Property by Third Parties
Schedule 5.12(a)	List of Material Contracts
Schedule 5.12(b)	Material Contract Matters
Schedule 5.12(c)	Exceptions to Standard Terms and Conditions of Sale
Schedule 5.13(a)(i)	List of Material Customers
Schedule 5.13(a)(ii)	Relationships with Material Customers
Schedule 5.13(b)(i)	List of Material Suppliers
Schedule 5.13(b)(ii)	Relationships with Material Suppliers
Schedule 5.14(a)	List of Shop Agreements
Schedule 5.14(b)	List of Social Plans and Reconciliations of Interests
Schedule 5.14(c)	List of Pension Commitments

Schedule 5.14(f)	List of Business Employees
Schedule 5.14(g)	List of Independent Contractors
Schedule 5.14(h)	Temporary Employee Matters
Schedule 5.14(i)	Special Compensation Matters
Schedule 5.14(j)	Partial Retirement Matters
Schedule 5.14(k)	Works Council Matters and Company Benefit Plans
Schedule 5.15	Litigation
Schedule 5.16	Compliance with Laws and Permits
Schedule 5.17	Environmental Matters
Schedule 5.18(a)	Condition of Assets
Schedule 5.18(b)	Sufficiency of Assets
Schedule 5.19	Product Warranty and Product Liability
Schedule 5.20	Governmental Grants
Schedule 5.21	Insurance Policies
Schedule 5.22(b)	Contracts with Affiliates
Schedule 6.3	No Conflicts; Consents (Purchaser)
Schedule 7.2(a)	Conduct of Business Pending the Closing
Schedule 7.2(b)	Treatment of Certain Contracts
Schedule 7.12(a)(iii)	Solicitation of Certain Employees
Schedule 7.14	Continuing Intercompany Contracts

v

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”), dated as of June 19, 2018, is made by and among Buckeye Holdings GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) (“Buckeye Germany”), Georgia-Pacific Nonwovens LLC, a Delaware limited liability company (“GP Nonwovens” and, together with Buckeye Germany, “Sellers” and each individually, a “Seller”), and Glatfelter Gernsbach GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) (“Purchaser”).  Sellers and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Buckeye Germany owns all of the issued and outstanding shares of Georgia-Pacific Steinfurt GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) (the “German Company”);

WHEREAS, GP Nonwovens owns all of the issued and outstanding shares of (a) Georgia-Pacific Nonwovens Italia SRL, an Italian company with limited liability (società a responsabilità limitata) (the “Italian Company”) and (b) Georgia-Pacific Nonwovens France SARL, a French company with limited liability (société à responsabilité limitée) (the “French Company” and, collectively with the German Company and the Italian Company, the “Acquired Companies” and each individually, an “Acquired Company”);

WHEREAS, (a) the German Company owns and operates a facility located in Steinfurt, Germany (the “Steinfurt Facility”) that manufactures substrate products using standard airlaid web forming processes and (b) the Acquired Companies collectively engage in the marketing, sale and distribution of products manufactured at the Steinfurt Facility (collectively, the “Business”);

WHEREAS, Sellers desire to sell to Purchaser (or to one or more of its Purchaser Designated Subsidiaries), and Purchaser desires to purchase (or to cause one or more of its Purchaser Designated Subsidiaries to purchase) from Sellers, the Acquired Companies Equity Interests in exchange for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, a notice has been sent to the sole employee of the French Company in accordance with articles L. 23-10-1 et seq. of the French commercial code, and such employee has waived in writing his rights to make an offer for the French Equity Interests;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as an inducement to Purchaser entering into this Agreement, Georgia-Pacific LLC, a Delaware limited liability company and the indirect owner of 100% of the outstanding equity interests of each Seller (“Seller Parent”), is executing and delivering to Purchaser a parent guarantee (the “Seller Parent Guarantee”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as an inducement to Sellers entering into this Agreement, P. H. Glatfelter

Company, a Pennsylvania corporation and the indirect owner of 100% of the outstanding equity interests of Purchaser (“Purchaser Parent”), is executing and delivering to Sellers a parent guarantee (the “Purchaser Parent Guarantee”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Definitions

.

(a)For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Accounting Referee” means PricewaterhouseCoopers LLP or such other independent, internationally recognized public accounting firm to be mutually agreed by Purchaser and Sellers; provided that the team at such Accounting Referee dedicated to the transactions contemplated by the Transaction Agreements shall be independent from Purchaser Parent, Seller Parent and their respective Affiliates.

“Action” means any legal action, proceeding, audit, assessment, hearing, litigation, arbitration or suit (whether civil, criminal, administrative or judicial, whether public or private) by or before a Governmental Body.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any comparable or analogous group under state, local or non-U.S. Tax Law.

“Ancillary Agreements” means the IP Agreements, the Pulp Supply Agreement and the Transition Services Agreement.

“Applicable Local GAAP” means (i) with respect to the German Company, the generally accepted accounting principles in Germany, as in effect from time to time, (ii) with respect to the Italian Company, the generally accepted accounting principles in Italy, as in effect from time to time, and (iii) with respect to the French Company, the generally accepted accounting principles in France, as in effect from time to time.

“Buckeye Germany MSA” means that certain Master Services Agreement, dated January 1, 2015, by and between Buckeye Germany and the German Company.

“Business Day” means any day of the year on which national banking institutions in New York, New York and Frankfurt, Germany are open to the public for conducting business and are not required or authorized to close.

“Closing Company Cash” means the amount of cash and cash equivalents of the Acquired Companies as of the Effective Time (disregarding any transactions involving the Acquired Companies effected by Purchaser on the Closing Date at or after the Closing and prior to the Effective Time).

“Closing Company Indebtedness” means the Indebtedness of the Acquired Companies as of the Effective Time (disregarding any transactions involving the Acquired Companies effected by Purchaser on the Closing Date at or after the Closing and prior to the Effective Time).

“Code” shall mean the Internal Revenue Code of 1986.

“Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any of Sellers and their respective Affiliates (other than an Acquired Company) in support of any Liabilities of the Acquired Companies.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts to which any of the Acquired Companies is a party or by which any Acquired Company is bound, and pursuant to which (i) any Intellectual Property is licensed by an Acquired Company to any Person or (ii) any Intellectual Property is licensed by any Person to an Acquired Company.

“Company IT Assets” means all IT Assets owned by the Acquired Companies, or licensed or leased by the Acquired Companies pursuant to any written agreement.

“Continuing Employees” means those individuals (or their replacements) who are employed by the Acquired Companies immediately before the Closing.

“Contract” means any legally enforceable contract, indenture, note, bond, lease, commitment, instrument, obligation or other agreement, in each case, including all amendments and supplements thereto.

“DPLTA” means that certain domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag), dated as of September 22, 1999, by and between Buckeye Germany (formerly known as HOHENSTAUFEN EINHUNDERTVIERUNDZWANZIGSTE Vermögensverwaltungs GmbH), as the dominating entity, and the German Company, as the dominated entity, as amended and restated on November 17, 2014.

“Effective Time” means 24:00 German time (i.e., the end of the day) on the Closing Date.

“Environmental Law” means any Law in effect from time to time regarding pollution; the protection of the environment, including flora and fauna; the protection of natural resources or to natural resource damages; odor or noise; or health and safety as such relate to Hazardous Materials, including any Law relating to the use, handling, treatment, storage, disposal, manufacture, distribution, registration, evaluation, authorization, restriction, or Release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person that is not an individual, any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock or partnership, membership or similar interests of such Person, and any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock, shares, securities or interests, including any right that would entitle any other Person to acquire any such stock, shares, securities or interests in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights), however described and whether voting or non-voting.

“Fraud” means, with respect to Sellers, on the one hand, or Purchaser, on the other hand, an actual, knowing and intentional fraud with respect to the making of the representations and warranties contained in Article V or Article VI, as applicable, provided that such actual, knowing and intentional fraud shall only be deemed to exist if Sellers, on the one hand, or Purchaser, on the other hand, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it were actually breached when made.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (except as otherwise expressly provided herein).

“Governmental Body” means any supra-national, U.S. or non-U.S. government or governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, municipal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator.

“GP Licensed Intellectual Property” means the Intellectual Property that is licensed to the German Company under an IP Agreement.

“GP Nonwovens IP Agreements” means the (i) the Trademark Assignment Agreement and (ii) the Patent, Know-How and Copyright License Agreement.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, and urea formaldehyde insulation, and any other substance, material or waste with respect to which Liabilities may be imposed pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication:  (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, breakage costs or other accrued or unpaid similar costs or expenses required to fully discharge such Person’s obligations in respect of (A) indebtedness of such Person for money borrowed; (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; and (C) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including earn-outs and similar obligations to the extent payable, but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (ii) all obligations of such Person under (A) leases in effect as of the date hereof that are required to be capitalized in accordance with GAAP, as GAAP is in effect as of the date of this Agreement, and (B) leases entered after the date hereof and prior to the Closing that are required to be capitalized in accordance with GAAP, as GAAP is in effect as of the Closing Date ; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, but only to the extent the same has been drawn or called; (iv) all obligations of such Person relating to interest rate protection, swap agreements, collar agreements and factoring agreements, but only to the extent payable; (v) unfunded or underfunded pension Liabilities of such Person as determined in accordance with GAAP; (vi) all obligations of such Person in respect of any Transaction Payments, (vii) any Transaction Benefits Accrual of such Person; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means, collectively, all intellectual property rights, including the following:  (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), patents (including design patents, industrial designs and utility models), applications therefor, statutory invention registrations and patent disclosures, including continuations, divisionals, continuations-in-part and reissues, reexaminations, corrections or amendments of patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) moral rights and copyrights (whether or not registered) in any works of authorship and registrations, applications and renewals therefor, and mask work rights; (iv) Software; (v) Technology; (vi) trade secrets and confidential and proprietary information, including confidential ideas, research and development; (vii) any similar, corresponding or equivalent rights to any of the foregoing; (viii) any documents or other tangible media containing any of the foregoing; and (ix) all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement to be entered into between Buckeye Holdings and the German Company, substantially in the form attached hereto as Exhibit A.

“Intercompany Contract” means any Contract between or among Seller Parent or any Retained Company, on the one hand, and an Acquired Company, on the other hand.

“IP Agreements” means the (i) the Intellectual Property Assignment Agreement, (ii) the Trademark Assignment Agreement and (iii) the Patent, Know-How and Copyright License Agreement.

“Issued Registered IP” means Registered Intellectual Property that (i) is registered (excluding patent applications) or issued, and (ii) with respect to trademark registrations in Registered Intellectual Property, has been used within the past three (3) years.

“IT Assets” means computers, Software, systems, hardware, networks, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation associated with any of the foregoing.

“Knowledge of Sellers” means the actual knowledge of those Persons identified on Schedule 1.1(a), after reasonable inquiry.

“Law” means any supra-national, U.S. or non-U.S. federal, state or local law (including common law), statute, code, ordinance, rule or regulation or other requirement of any Governmental Body or any Order.

“Liability” means any liability or obligation, whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property that any Acquired Company is granted a license to use or is otherwise permitted to use by any Person pursuant to the Company IP Agreements.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Loss Compensation” means a loss compensation (Verlustausgleich) which is owed by Buckeye Germany to the German Company under the DPLTA with respect to a particular period.

“Losses” means all losses, damages, Liabilities, assessments, judgments, awards, costs, Taxes, penalties and expenses (including reasonable attorney’s and consultant’s fees).

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect that, individually or in the aggregate with all other states of facts, circumstances, conditions, events, changes, developments, occurrences or effects (i) has had, or would reasonably be expected to have, a material adverse effect on the businesses, assets, properties, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent Sellers from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (i), in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect to the extent it relates to, arises out of or results from any one or more of the following:  (A) any change in the United States, European or other foreign economies or securities or financial markets in general; (B) any change that generally affects any industry in which the Acquired Companies operate; (C) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) any breach by Purchaser of this Agreement; (E) any changes in applicable Laws or accounting rules; (F) the failure of the Acquired Companies or the Business to meet any forecasts or internal projections (but not the underlying causes of such failure unless such underlying causes would otherwise be exempted from this definition); (G) the public announcement of this Agreement, compliance with the terms of this Agreement or actions (I) taken with the written consent, or at the written request, of Purchaser or (II) not taken with the written consent, or at the written request, of Purchaser; or (H) matters that will be reflected in the determination of the Adjusted Purchase Price as of the Closing Date, but only to the extent such matters are reflected therein (except, with respect to subclauses (A), (B), (C) and (E), to the extent such effect is disproportionately adverse to the Acquired Companies as compared to other participants in the industries in which the Acquired Companies operate).

“Materiality Qualifications” means all references to the terms “material” (and variations thereof) and the term “Material Adverse Effect” included in the representations and warranties set forth in Article V and Article VI (other than such references included in Section 5.6, clause (ii) of Section 5.7(a), Section 5.12(c) and Section 5.13).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award or settlement issued by or entered into with a Governmental Body, in each case, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means the ordinary and usual course of business of the Acquired Companies, consistent with past practice.

“Organizational Documents” means (i) with respect to any Acquired Company, the articles of association (Gesellschaftsvertrag, Satzung oder Statuten) or other comparable organizational documents of such Acquired Company which are filed with the Governmental Body that is the registrar of such Acquired Company, as applicable, (ii) with respect to any Party, the certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement and other organizational and governing documents and instruments of such Party, as applicable, and (iii) with respect to any other Person that is not an individual, the organizational and governing documents and instruments of such Person comparable to those described in clauses (i) and (ii) above with respect to the Acquired Companies and the Parties, respectively, as applicable.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by any of the Acquired Companies.

“Patent, Know-How and Copyright License Agreement” means that certain Patent, Know-How and Copyright License Agreement to be entered into between GP Nonwovens and the German Company, substantially in the form attached hereto as Exhibit B.

“Permit” means any approval, authorization, consent, license, permit or certificate of a Governmental Body.

“Permitted Exceptions” means:  (i) statutory Liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Carve-Out Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning ordinances, building codes, entitlements and other land use regulations promulgated by any Governmental Body, including Environmental Laws; (iv) Liens securing debt as disclosed in the Carve-Out Financial Statements, the Audited Financial Statements or the Unaudited Financial Statements; (v) title of a lessor under a capital or operating lease; (vi) matters identified on Schedule 1.1(b); (vii) such other Liens and imperfections, conditions, defects and irregularities in title that would not reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct the Business immediately after the Closing in substantially the manner as it is conducted as of the date of this Agreement; and (viii) Liens created by Purchaser or its successors and permitted assigns.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pulp Supply Agreement” means the pulp supply agreement to be entered into on the Closing Date, by and between GP Cellulose GmbH and the German Company, substantially in the form attached hereto as Exhibit C.

“Profit Compensation” means a profit compensation (Gewinnabführung) which is owed by the German Company to Buckeye Germany under the DPLTA with respect to a particular period.

“Reference Working Capital” means €15,837,000.

“Release” means any spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, migration, emitting, escaping or other release into the indoor or outdoor environment.

“Remedial Action” means any action to (i) clean up, remove, remediate, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, and (iv) respond to or correct a condition of noncompliance with Environmental Laws.

“Representatives” means, in relation to a Person, its (managing) directors, managers, officers, employees, agents, advisers, attorneys, accountants and consultants.

“Retained Company” means all of Seller Parent’s Affiliates other than the Acquired Companies.

“Software” means any and all of the following:  (i) computer programs, applications, systems and code, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such first Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.

“Tax Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Body with respect to the Acquired Companies that is not generally available to Persons without specific application therefor, but, for the avoidance of doubt, excluding any Governmental Grant.

“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Tax Authority in respect of any Taxes, including any supplement or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, reimbursement, indemnification or similar agreement (whether or not written) entered into prior to the Closing (other than customary Tax indemnification provisions in commercial agreements not primarily relating to Taxes).

“Taxes”  means (i) all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments or reassessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, contributions, customs duties, fees, assessments, reassessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i).

“Technology” means all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, technical data, programs, subroutines, tools, materials, specifications, designs, drawings, processes, inventions (whether patentable or unpatentable and whether reduced to practice or recorded in any fixed medium), apparatus, creations and improvements.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement entered into by and among GP Nonwovens and the Acquired Companies, substantially in the form attached hereto as Exhibit D.

“Transaction Benefits Accrual” has the meaning set forth on Schedule 7.2(a).

“Transaction Payments” means (i) any stay bonus, retention bonus, change-in-control bonus, transaction bonus, completion bonus or similar payment to be made to any Continuing Employee in connection with the consummation of the transactions contemplated by this Agreement and (ii) any payment that becomes payable to any Continuing Employee under any Company Benefit Plan in connection with the termination thereof with respect to the Continuing Employees upon consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date, by and between Seller Parent and Purchaser, substantially in the form attached hereto as Exhibit E.

“Transfer Taxes”  means all transfer or similar Taxes relating to the consummation of the sale of the Acquired Companies Equity Interests contemplated by this Agreement (excluding, for the avoidance of doubt, Taxes measured by net income and withholding Taxes), including sales, value added, property, use, excise, stock transfer, stamp, documentary, filing, recording, registration, permit, license, authorization and similar Taxes, filing fees and similar charges (and including, for the avoidance of doubt, German real estate transfer Taxes).

“Unexcused Regulatory Efforts Breach” means (i) an actual, knowing and intentional material breach of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, relating to Purchaser’s efforts with respect to obtaining any approval required under the German Competition Law or any other Applicable Competition Law) (provided that such actual, knowing and intentional material breach shall only be deemed to exist if Purchaser had actual knowledge (as opposed to imputed or constructive knowledge) that such covenant or agreement would be breached by such action) or (ii) any breach of any covenant or agreement of Purchaser contained in Section 7.4(d) that directly results in the failure to obtain the approval required under the German Competition Law or any other Applicable Competition Law.

(b)Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquired Companies	Recitals
Acquired Companies Equity Interests	5.4(a)
Acquired Company	Recitals
Act	6.5
Agreed Principles	3.3
Agreement	Introduction
Allocation	7.16(j)

Term	Section
Anti-Corruption Laws	5.16(d)(i)(C)
Applicable Competition Laws	5.3(b)
Audited Financial Statements	5.6(b)
Balance Sheet	5.6
Balance Sheet Date	5.6
Base Purchase Price	3.1(a)
Buckeye Germany	Introduction
Business	Recitals
Business Employees	5.14(f)
Carve-Out Financial Statements	5.6(a)
Claim Notice	9.4(a)
Closing	4.1
Closing Date	4.1
Closing Net Working Capital	3.3
Closing Statement	3.3
Closing Statement Delivery Date	3.3
Company Benefit Plans	5.14(k)
Confidentiality Agreement	7.6(a)
De Minimis Amount	9.5(c)
DPLTA Settlement Accounts	7.15(b)(ii)
DPLTA Stub Period	7.15(b)
Estimated Buckeye Germany IP Value	7.16(k)(i)
Estimated GP Nonwovens IP Value	7.16(k)(i)
Estimated Loss Transfer Amount	7.15(b)(i)(B)
Estimated Profit Transfer Amount	7.15(b)(i)(A)
Final Closing Statement	3.4(a)
Final Buckeye Germany IP Value	7.16(j)
Final GP Nonwovens IP Value	7.16(j)
Forum	10.2(a)
French Company	Recitals
French Equity Interests	5.4(a)
General Enforceability Exceptions	5.2
German Company	Recitals
German Competition Law	5.3(b)
German Equity Interest	5.4(a)
GP Marks	7.10
GP Nonwovens	Introduction
Governmental Grants	5.20
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Indemnitees	7.7(a)
Initial Closing Company Cash	3.3(b)
Initial Closing Company Indebtedness	3.3(c)
Initial Closing Net Working Capital	3.3(a)
Initial Purchase Price	3.2(a)

Term	Section
Insurance Policies	5.21
IP Tax Claim	7.16(i)
IP Value Adjustment	7.2(c)
Italian Company	Recitals
Italian Equity Interest	5.4(a)
Joint Defense Agreement	7.4(a)
Outside Date	4.3(a)
Owned Properties	5.9(a)(i)
Owned Property	5.9(a)(i)
Party	Introduction
Personal Property Leases	5.10(b)
Pension Commitments	5.14(c)
Pre-Closing Period	7.2
Pre-Closing Straddle Period	7.16(c)
Pre-Closing Tax Period	7.16(b)
Pre-Closing Tax Return	7.16(a)(i)
Purchase Price	3.1
Purchase Price Bank Accounts	3.3
Purchaser	Introduction
Purchaser Designated Subsidiary	10.7
Purchaser Documents	6.2
Purchaser Fundamental Representations	9.1
Purchaser Group Member	10.12(a)
Purchaser Group Members	10.12(a)
Purchaser Indemnified Parties	9.2(a)
Purchaser Parent	Recitals
Purchaser Parent Guarantee	Recitals
Real Property Lease	5.9(a)(ii)
Real Property Leases	5.9(a)(ii)
Registered Intellectual Property	5.11(a)
Seller	Introduction
Seller Fundamental Representations	9.1
Seller Group Member	10.12(a)
Seller Group Members	10.12(a)
Seller Law Firm	10.12(a)
Seller Documents	5.2
Seller Indemnified Parties	9.3(a)
Seller Parent	Recitals
Seller Parent Guarantee	Recitals
Seller Restricted Business	7.12(b)
Steinfurt Facility	Recitals
Straddle Period	7.16(a)(ii)
Tax Claim	7.16(i)
Termination Fee	4.4(b)
Third Party Claim	9.4(b)

Term	Section
Third Party IP Valuation	7.16(j)
Trade Controls	5.16(f)(i)
Transaction Payments Statement	4.2(b)
Unaudited Financial Statements	5.6(c)

Section 1.2Interpretive Matters

.

(a)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Any reference in this Agreement to $ shall mean U.S. dollars and any reference to € shall mean Euros.  All accounting terms used herein shall, to the extent not inconsistent with the express terms of this Agreement or otherwise expressly set forth in this Agreement, be construed in conformity with GAAP.

(c)All references in this Agreement to any “Exhibit” or “Schedule” are to the corresponding Exhibit or Schedule to this Agreement, unless otherwise specified.  The Exhibits and Schedules to this Agreement are an integral part of this Agreement.  All Exhibits and Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined therein shall have the meanings set forth in this Agreement.  The disclosure of any matter or item in any Schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed therein.

(d)Unless the context clearly requires otherwise, when used herein the word “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(e)Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(f)The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement, unless otherwise specified.

(g)As used in this Agreement, the words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(h)As used in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i)An item related to the subject matter of a specific representation or warranty contained in this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty if (i) there is a reserve, accrual or the like underlying a number on such balance sheet or financial statements for such item or (ii) such item is otherwise specifically set forth on such balance sheet or financial statements.

(j)Any reference in this Agreement to a Law is deemed also to refer to any amendments thereto or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference in this Agreement to a Contract or other document as of a given date means the Contract or other document as amended and supplemented from time to time through such date.

(k)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
SALE AND PURCHASE OF Acquired Companies Equity Interests

Section 2.1Sale and Purchase of Acquired Companies Equity Interests

.  Upon the terms and subject to the conditions contained herein, Sellers shall sell and, at the Closing, transfer to Purchaser (or one or more Purchaser Designated Subsidiaries), and Purchaser shall purchase (or cause one or more of its Purchaser Designated Subsidiaries to purchase) and, at the Closing, accept from Sellers, the Acquired Companies Equity Interests, free and clear of all Liens.

Article III
CONSIDERATION

Section 3.1Consideration

.  The aggregate consideration (the “Purchase Price”) for the Acquired Companies Equity Interests shall be an amount in cash equal to (a) $185,000,000 (the “Base Purchase Price”), plus (b) the Closing Company Cash, as finally determined in accordance with Section 3.4(c) or Section 3.4(d), minus (c) the Closing Company Indebtedness, as finally determined in accordance with Section 3.4(c) or Section 3.4(d), plus (d) the amount (if any) by which the Closing Net Working Capital, as finally determined in accordance with Section 3.4(c) or Section 3.4(d) exceeds the Reference Working Capital, minus (e) the amount (if any) by which the Reference Working Capital exceeds the Closing Net Working Capital, as finally determined in accordance with Section 3.4(c) or Section 3.4(d), minus (f) the amount (if any) of Profit Compensation to which Buckeye Germany is entitled with respect to the DPLTA Stub Period or otherwise, as determined and subject to adjustment in accordance with Section 7.15, plus (g) the amount (if any) of Loss Compensation to which the German Company is entitled with respect to the DPLTA Stub Period or otherwise, as determined and subject to adjustment in accordance with Section 7.15, subject to further adjustment as provided in  Section 9.6.

Section 3.2Payment of Purchase Price

.

(a)At the Closing, Purchaser shall pay (or cause one or more Purchaser Designated Subsidiaries to pay) to Sellers an amount (the “Initial Purchase Price”) equal to (i) the Base Purchase Price, plus (ii) the Initial Closing Company Cash, minus (iii) the Initial Closing Company Indebtedness, plus (iv) the amount (if any) by which the Initial Closing Net Working Capital exceeds the Reference Working Capital, minus (v) the amount (if any) by which the Reference Working Capital exceeds the Initial Closing Net Working Capital, minus (vi) the Estimated Profit Transfer Amount (if any), plus (vii) the Estimated Loss Transfer Amount (if any).   The Initial Purchase Price shall be paid to Sellers, by wire transfers of immediately available funds into the Purchase Price Bank Accounts, in accordance with the respective percentages set forth on Schedule 3.2(a).  For the avoidance of doubt, the payment of the Initial Purchase Price pursuant to this Section 3.2(a) shall not govern, and Section 7.16(j) shall govern, the allocation of the Purchase Price and, in the event of any difference between the Allocation as determined by Section 7.16(j) and this Section 3.2(a), Sellers shall make any necessary adjustments between themselves.

(b)Subject to Section 10.7, but otherwise notwithstanding anything to the contrary in this Agreement, Purchaser (or its Purchaser Designated Subsidiaries, if applicable) shall be entitled to deduct and withhold from any amount otherwise payable to Sellers under this Agreement such amounts as it is required to deduct and withhold under applicable Law, and, if any amount is so deducted and withheld and timely remitted to the appropriate Tax Authority, such deducted, withheld and remitted amount shall be treated for all purposes of this Agreement as having been paid to Sellers; provided, however, that before making any such deduction and withholding, Purchaser (or its Purchaser Designated Subsidiaries, if applicable) shall give Sellers reasonable advance notice of any anticipated deduction and withholding (together with reasonable detail as to the legal basis for, and a calculation of, such anticipated withholding) and provide Sellers with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction and withholding, and Purchaser (or its Purchaser Designated Subsidiaries, if applicable) and Sellers will reasonably cooperate in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 3.2(b).

Section 3.3Closing Statement

.  On a day at least three (3) Business Days prior to the Closing (the “Closing Statement Delivery Date”), Sellers shall cause to be prepared and delivered to Purchaser a written statement (the “Closing Statement”) setting forth Sellers’ good faith estimates of (a) the Closing Net Working Capital (the “Initial Closing Net Working Capital”), (b) the Closing Company Cash (the “Initial Closing Company Cash”), (c) the Closing Company Indebtedness (the “Initial Closing Company Indebtedness”), and (d) the Estimated Profit Transfer Amount (if any) or the Estimated Loss Transfer Amount (if any), as contemplated by Section 7.15(b)(i), in each case, in Euros and converted into U.S. dollars in accordance with the currency exchange methodology set forth in the Agreed Principles, and (e) the Initial Purchase Price, in U.S. dollars, together with reasonable supporting documentation for the determination of the foregoing amounts.  Prior to the Closing Date, Sellers shall consider in good faith Purchaser’s reasonable comments on the Closing Statement, and Sellers may make any corresponding changes to the Closing Statement that the Parties agree based on Purchaser’s comments.  The Closing Statement shall also designate a bank account for each Seller (together, the “Purchase Price Bank Accounts”) to which the Initial Purchase Price shall be paid at the Closing as contemplated by Section 3.2(a) and set forth the related wire transfer instructions. “Closing Net Working Capital” means the current assets of the Acquired Companies (including for such purposes only the line items set forth on Schedule 3.3) reduced by the current liabilities of the Acquired Companies (including for such purposes only the line items set forth on Schedule 3.3), in each case, as of the Effective Time (disregarding any transactions involving the Acquired Companies effected by Purchaser on the Closing Date at or after the Closing and prior to the Effective Time) and as otherwise determined in accordance with the accounting principles set forth on Schedule 3.3 (the “Agreed Principles”).  Sellers shall use the latest available information as of the Closing Statement Delivery Date to estimate the Initial Closing Net Working Capital, Initial Closing Company Cash and Initial Closing Company Indebtedness.

Section 3.4True-up of Net Working Capital, Cash and Indebtedness

.

(a)As promptly as practicable, but no later than 90 days, after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers a statement (the “Final Closing Statement”) setting forth Purchaser’s calculations of the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness, in each case, in Euros and converted into U.S. dollars in accordance with the currency exchange methodology set forth in the Agreed Principles, together with reasonable supporting documentation for such calculations.

(b)During the 30-day period following Sellers’ receipt of the Final Closing Statement, Sellers and their accountants and other Representatives shall be permitted reasonable access to review the books and records and other information of the Acquired Companies relevant to the preparation of the Final Closing Statement during regular business hours and such other good faith, reasonable cooperation from Purchaser and its personnel, accountants and other Representatives (including access to the personnel, accountants and other Representatives of Purchaser and the Acquired Companies involved in the preparation of the Final Closing Statement) as they may reasonably request to enable them to review and evaluate Purchaser’s determination of the Final Closing Statement; provided that such review and evaluation shall only be upon reasonable notice, and in compliance with all applicable Laws, shall not unreasonably disrupt personnel and operations of the Business and shall be at Sellers’ sole cost and expense.

(c)If Sellers disagree with Purchaser’s calculation of the Closing Net Working Capital, the Closing Company Cash or the Closing Company Indebtedness as set forth in the Final Closing Statement delivered pursuant to Section 3.4(a), Sellers may, within 30 days after receipt of the Final Closing Statement, deliver a written notice to Purchaser disagreeing with Purchaser’s calculations and setting forth Sellers’ calculation of the Closing Net Working Capital, the Closing Company Cash or the Closing Company Indebtedness, as applicable.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 3.4(a) and all such disputed items shall be based only on (i) mathematical or clerical errors or (ii) the amounts included in the Final Closing Statement having not been determined in accordance with the Agreed Principles.  If no notice of disagreement is received by Purchaser within the such 30 day period, then the Final Closing Statement shall be deemed to have been accepted by Sellers and will become final and binding upon the Parties.

(d)If a notice of disagreement shall have been duly and timely delivered pursuant to Section 3.4(c), Sellers and Purchaser shall, during the 15 days after such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness.  If Sellers and Purchaser reach agreement with respect to any of the disputed items or amounts during such period (or at any time thereafter), then such agreed items or amounts shall be agreed in writing by Sellers and Purchaser, and such written agreement shall be final and binding with respect to such items or amounts.  If during such period, Sellers and Purchaser are unable to reach such agreement as to all of the disputed items or amounts, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the remaining disputed items or amounts for the purpose of calculating Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Final Closing Statement and Purchaser’s calculation of Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness as to which Sellers have disagreed and Sellers and Purchaser have not reached written agreement.  Sellers and Purchaser shall instruct the Accounting Referee to deliver to Sellers and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation; provided, however, that in no event shall any of the disputed items or amounts determined by the Accounting Referee be (i) less than Purchaser’s calculation thereof in the Final Closing Statement where a lower amount would benefit Purchaser, (ii) more than Sellers’ calculation thereof in their notice of disagreement delivered pursuant to Section 3.4(c) where a higher amount would benefit Sellers, (iii) more than Purchaser’s calculation thereof in the Final Closing Statement where a higher amount would benefit Purchaser, or (iv) less than Sellers’ calculation thereof in their notice of disagreement delivered pursuant to Section 3.4(c) where a lower amount would benefit Sellers.  Such report shall be final and binding upon Sellers and Purchaser.  The Parties shall provide the Accounting Referee with all necessary documents as requested by it as soon as possible.  The Accounting Referee shall be instructed to grant the Parties the opportunity to state their points of view and, upon request by a Party, the Accounting Referee shall conduct a hearing on any disputed items or amounts as to which Sellers and Purchaser have not reached written agreement.  All submissions by Sellers or Purchaser to the Accounting Referee shall be in writing and shall simultaneously be delivered to the other, and there shall be no ex parte communication with the Accounting Referee.  The fees and expenses of the Accounting Referee shall be borne in the same proportion as the aggregate dollar amount of the unresolved matters that are submitted to the Accounting Referee pursuant to this Section 3.4(d) that are unsuccessfully disputed by each Party (as finally determined by the Accounting Referee) bears to the aggregate dollar amount of all of the unresolved matters that are submitted to the Accounting Referee.

(e)Sellers and Purchaser shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate and assist in the preparation of the Final Closing Statement and any notice of disagreement contemplated by Section 3.4(c) and in the conduct of the review and dispute resolution process provided for in this Section 3.4, including by making available books, records, work papers and personnel to the extent necessary.

(f)If, based on the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness as finally determined pursuant to Section 3.4(c) or Section 3.4(d), (i) the amount equal to (A) the Base Purchase Price, plus (B) the Closing Company Cash, minus (C) the Closing Company Indebtedness, plus (D) the amount (if any) by which the Closing Net Working Capital exceeds the Reference Working Capital, minus (E) the amount (if any) by which the Reference Working Capital exceeds Closing Net Working Capital, minus (F) the Estimated Profit Transfer Amount (if any) set forth in the Closing Statement as contemplated by Section 7.15(b)(i), plus (G) the Estimated Loss Transfer Amount (if any) set forth in the Closing Statement as contemplated by Section 7.15(b)(i) exceeds (ii) the amount of the Initial Purchase Price, Purchaser shall pay to Sellers such excess amount as provided in Section 3.4(g).  If, based on the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness as finally determined pursuant to Section 3.4(c) or Section 3.4(d), (i) the amount of the Initial Purchase Price exceeds (ii) the amount equal to (A) the Base Purchase Price, plus (B) the Closing Company Cash, minus (C) the Closing Company Indebtedness, plus (D) the amount (if any) by which the Closing Net Working Capital exceeds the Reference Working Capital, minus (E) the amount (if any) by which the Reference Working Capital exceeds Closing Net Working Capital, minus (F) the Estimated Profit Transfer Amount (if any) set forth in the Closing Statement as contemplated by Section 7.15(b)(i), plus (G) the Estimated Loss Transfer Amount (if any) set forth in the Closing Statement as contemplated by Section 7.15(b)(i), Sellers shall pay to Purchaser such excess amount as provided in Section 3.4(g).

(g)Any payment pursuant to Section 3.4(f) shall be made within five (5) Business Days after the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness have been finally determined pursuant to Section 3.4(c) or Section 3.4(d), by wire transfer by Purchaser, on the one hand, or Sellers, on the other hand, as the case may be, of immediately available funds to such account or accounts as may be designated in writing by the other for such purpose.

Article IV
CLOSING AND TERMINATION

Section 4.1Closing Date

.  Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the written waiver thereof by the Party entitled to waive that condition), the consummation of the sale and purchase of the Acquired Companies Equity Interests provided for in Section 2.1 (the “Closing”) shall take place (a) at Shearman & Sterling LLP, Bockenheimer Landstrasse 2-4, Frankfurt am Main, Germany, at 9:00 am German time, five (5) Business Days following the date the last of the conditions required to be satisfied pursuant to Article VIII is satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived, or (b) at such other place, time or date as the Parties agree upon in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 4.2Closing Actions

.

(a)At the Closing, the Parties shall take the following actions (provided that, other than the actions required by clauses (vii) and (viii), such actions shall be taken substantially simultaneously):

(i)Buckeye Germany shall execute and Purchaser shall, or shall cause one or more Purchaser Designated Subsidiaries to, execute, in notarially recorded form (notariell beurkundete Form), a share transfer agreement regarding the assignment (Abtretung) of the German Equity Interest, substantially in the form attached hereto as Exhibit F;

(ii)GP Nonwovens shall execute, and Purchaser shall, or shall cause or one or more Purchaser Designated Subsidiaries to, execute, in notarially certified form, a quota transfer agreement regarding the transfer of the Italian Equity Interest, substantially in the form attached hereto as Exhibit G;

(iii)GP Nonwovens shall execute, and Purchaser shall, or shall cause or one or more Purchaser Designated Subsidiaries to, execute, in written form (acte sous seing privé), a reiterative share transfer agreement (acte réitératif de cession de parts sociales) regarding the assignment and transfer of the French Equity Interests, substantially in the form attached hereto as Exhibit H;

(iv)Sellers shall, or shall cause their applicable Affiliates who are parties thereto to, execute, and Purchaser shall, or shall cause its applicable Affiliates who are parties thereto to, execute, the Ancillary Agreements (except for the IP Agreements), as applicable;

(v)Purchaser shall pay the Initial Purchase Price to Sellers to the Purchase Price Bank Accounts in accordance with Section 3.2(a);

(vi)Sellers shall issue a receipt of the purchase price to Purchaser;

(vii)immediately after the execution of the share transfer agreement related to the assignment (Abtretung) of the German Equity Interest, Buckeye Germany shall deliver notice to the German Company regarding the extraordinary termination of the DPLTA with effect as of the assignment (Abtretung) of the German Equity Interest and Buckeye Germany shall cause the German Company to acknowledge the receipt of such termination notice; and

(viii)immediately after the transfer of the French Equity Interests at the Closing, Purchaser shall execute, in written form (acte sous seing privé), the French Company’s sole shareholder’s decisions and Purchaser shall deliver to GP Nonwovens a copy of such executed minutes, whereby Purchaser, in its capacity as new sole shareholder of the French Company, (i) acknowledges the sale and transfer of the French Equity Interests to Purchaser, (ii) amends the Organizational Documents of the French Company in order to reflect such sale and transfer of the French Equity Interests, (iii) as the case may be, acknowledges the resignations of the members of management (gérants)

which resignation was required by Purchaser to Sellers in accordance with Section 8.1(e), and (iv) as the case may be, appoints new members of management (gérants) of the French Company.

(b)On the Closing Statement Delivery Date, Sellers shall cause to be prepared and delivered to Purchaser a written statement (the “Transaction Payments Statement”) setting forth the Transaction Payments to be made to Continuing Employees in connection with the consummation of the transactions contemplated by this Agreement.  On or as promptly as practicable (and, in any event, not later than the first payroll date that occurs at least five (5) Business Days) after the Closing, Purchaser shall cause to be paid to all Continuing Employees entitled thereto (subject to all Taxes required to be withheld and remitted to a Tax Authority) all of the Transaction Payments set forth in the Transaction Payment Statement.

Section 4.3Termination of Agreement

.  This Agreement may be terminated prior to the Closing as follows:

(a)by either Sellers or Purchaser, by written notice to the other, on or after October 19, 2018 (the “Outside Date”), if the Closing shall not have occurred by the close of business on the Outside Date; provided that (i) in the case of a termination by Sellers, Sellers are not in default of any of their obligations hereunder such that the condition set forth in Section 8.1(b) would not be satisfied or (ii) in the case of a termination by Purchaser, Purchaser is not in default of any of its obligations hereunder such that the condition set forth in Section 8.2(b) would not be satisfied; and provided, further, that the Outside Date shall automatically extend without further action by any Party until June 19, 2019 if the only conditions to Closing that remain unsatisfied or unwaived on the initial Outside Date (other than conditions that by their nature are to be satisfied at the Closing) are the conditions set forth in Sections 8.1(d) and 8.2(d); provided, further, that the Outside Date shall automatically extend without further action by any Party until September 19, 2019 if (A) the only conditions to Closing that remain unsatisfied or unwaived on June 19, 2019 (other than conditions that by their nature are to be satisfied at the Closing) are the conditions set forth in Sections 8.1(d) and 8.2(d) and (B) jurisdiction to examine the transactions contemplated by this Agreement shall have been referred to the European Commission following a request made pursuant to Article 4(5) or Article 22 of Council Regulation (EC) 139/2004 of the European Union;

(b)by mutual written agreement of Sellers and Purchaser;

(c)by either Sellers, on the one hand, or Purchaser, on the other hand, by written notice to the other, if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby;

(d)by Sellers (so long as neither Seller is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 8.1 would not be satisfied), by written notice to Purchaser, in the event of a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which breach would result in the failure of a condition set forth in Section 8.2 and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Purchaser receives written notice from Sellers of such breach (or, if the Outside Date is fewer than 30 days after Purchaser’s receipt of such written notice, cannot be cured prior to the Outside Date); and

(e)by Purchaser (so long as Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 8.2 would not be satisfied) by written notice to Sellers, in the event of a breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement, which breach would result in the failure of a condition set forth in Section 8.1 and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Sellers receive written notice from Purchaser of such breach (or, if the Outside Date is fewer than 30 days after Sellers’ receipt of such written notice, cannot be cured prior to the Outside Date).

Section 4.4Effect of Termination

.

(a)In the event that this Agreement is validly terminated pursuant to Section 4.3, except as provided in Section 4.4(b), this Agreement shall thereafter be void and of no further force or effect and such termination shall be without Liability to Purchaser or any Seller, except that the provisions of Article I, this Section 4.4 and Article X shall survive any termination of this Agreement; provided that no termination shall relieve any Party from Liability for any breach of any covenant or agreement contained in this Agreement prior to such termination other than in the case of a breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, to the extent related to Purchaser’s efforts with respect to obtaining any approval required under the German Competition Law or any other Applicable Competition Law), which shall, except with respect to any Unexcused Regulatory Efforts Breach, be subject to the provisions of Section 4.4(b).

(b)In the event that (i) this Agreement is terminated by Sellers or Purchaser in accordance with its terms pursuant to Section 4.3(c) based upon an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby in connection with any approval required under the German Competition Law or any other Applicable Competition Law, (ii) this Agreement is terminated by Sellers pursuant to Section 4.3(d) based upon a breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4, or (iii) this Agreement is terminated by Sellers or Purchaser pursuant to Section 4.3(a) and, at the time of such termination as contemplated by this clause (iii), all conditions to the Closing set forth in Section 8.1 have been satisfied or waived other than (A) conditions that by their nature are to be satisfied at the Closing, and but for such termination, would be satisfied at the Closing and (B) conditions set forth in Section 8.1(c) (so long as such Section 8.1(c) remains unsatisfied solely due to an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby in connection with any approval required under the German Competition Law or any other Applicable Competition Law) or Section 8.1(d), then Purchaser will pay, or cause to be paid, to Sellers an amount equal to $8,000,000 (the “Termination Fee”).  The payment of the Termination Fee shall be made within five (5) Business Days after such termination by wire transfer by Purchaser of immediately available funds to such account or accounts as may be designated in writing by Sellers for such purpose.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated in circumstances where the Termination Fee is payable, then Sellers’ receipt of the Termination Fee pursuant to this Section 4.4 shall be the sole and exclusive remedy of Sellers and their Affiliates against Purchaser and any of its Affiliates or any of their respective Representatives for any Losses suffered as a result of any breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, relating to Purchaser’s efforts with respect to obtaining any approval required under the German Competition Law or any other Applicable Competition Law) that is not an Unexcused Regulatory Efforts Breach and, upon payment of the Termination Fee, none of Purchaser or any of its Affiliates or any of their respective Representatives shall have any further Liability relating to or arising out of any such breach.  For the avoidance of doubt, nothing in this Section 4.4(b) shall affect Sellers’ rights to specifically enforce the terms of Section 7.4 as contemplated by Section 10.8 prior to termination of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, hereby represent and warrant to Purchaser that as of the date hereof and as of the Closing:

Section 5.1Organization and Good Standing

.

(a)Each Seller is validly organized and existing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own and operate its properties and assets and to carry on its business as it is conducted as of the date of this Agreement.  Each Acquired Company is validly organized and existing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own and operate its properties and assets and to carry on its Business as it is conducted as of the date of this Agreement.

(b)Copies of the Organizational Documents of each Acquired Company, as in effect as of the date of this Agreement, have been delivered or otherwise made available to Purchaser; all such Organizational Documents are valid and in force and, except as set forth on Schedule 5.1(b), no changes thereto have been resolved or implemented on or prior to the date of this Agreement.  Complete copies of extracts of the commercial registers for all Acquired Companies as of the date hereof have been delivered or otherwise made available to Purchaser.  Except as set forth on Schedule 5.1(b), there are no filed or pending commercial register applications that are not reflected in the extracts that have been delivered or otherwise made available to Purchaser and there are no decisions or notifications of the commercial register that have not been delivered or otherwise made available to Purchaser.

(c)Each Acquired Company is duly qualified or authorized to do business and is in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) under the Laws of each jurisdiction in which it owns real property and each other jurisdiction in which its conduct of business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to materially interfere with the ability of the Acquired Companies to conduct the Business as it is conducted as of the date of this Agreement.

Section 5.2Authorization of Agreement

.  Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions and perform such other obligations contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions and performance of such other obligations contemplated hereby and thereby have been duly authorized by all required action on the part of such Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (the “General Enforceability Exceptions”).

Section 5.3Conflicts; Consents

.  Except as set forth on Schedule 5.3:

(a)assuming that all approvals, or deemed approvals, required under the Laws described in Section 5.3(b)(i) have been obtained, none of the execution and delivery by any Seller of this Agreement or any Seller Document, the consummation of the transactions contemplated hereby or thereby or the compliance by any Seller with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Sellers or the Acquired Companies, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which any Seller or Acquired Company is a party or by which any Seller or Acquired Company or any of the properties or assets of any Seller or Acquired Company are bound (other than Intercompany Contracts), (iii) result in any material violation of any Law by which any Seller or Acquired Company or any of the properties or assets of any Seller or Acquired Company are bound or (iv) create any Lien on the Acquired Companies Equity Interests or assets of the Acquired Companies, except to the extent that the terms of this Agreement constitute a Lien on the Acquired Companies Equity Interests; and

(b)none of the execution and delivery by any Seller of this Agreement or any Seller Document, the consummation of the transactions contemplated hereby or thereby or the compliance by any Seller with any of the provisions hereof or thereof will require any Seller or Acquired Company to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with the applicable requirements of the German Act against Restraints of

Competition (Gesetz gegen Wettbewerbsbeschränkungen) (the “German Competition Law”) or any other merger control, foreign investment or similar Law to which this Agreement is subject (collectively, with the German Competition Law, the “Applicable Competition Laws”) and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with Sellers’ ability to consummate the transactions contemplated by this Agreement and the Seller Documents.

Section 5.4Capitalization and Ownership

.

(a)The issued and outstanding equity interests of the German Company consist of one share (Geschäftsanteil) with a nominal value (Nennbetrag) of €25,000 (the “German Equity Interest”).  The issued and outstanding equity interests of the French Company consist of 3,500 shares (parts sociales), representing together an aggregate share capital of €53,357.16 (the “French Equity Interests”).  The issued and outstanding equity interests of the Italian Company consist of one quota with a nominal value of €12,911 (the “Italian Equity Interest” and, together with the German Equity Interest and the French Equity Interests, the “Acquired Companies Equity Interests”).

(b)Buckeye Germany is the holder of record and legal and beneficial owner of the German Equity Interest and GP Nonwovens is the holder of record and legal and beneficial owner of the French Equity Interests and the Italian Equity Interest, in each case, free and clear of any and all Liens other than transfer restrictions imposed by applicable securities Laws.  Each Seller has the power and authority to sell, transfer, assign and deliver the Acquired Companies Equity Interests owned by such Seller, and the sale, transfer, assignment and delivery of the Acquired Companies Equity Interests to Purchaser as contemplated by this Agreement will convey to Purchaser (or one or more Purchaser Designated Subsidiaries)  good and valid title to the Acquired Companies Equity Interests, free and clear of any and all Liens, other than transfer restrictions imposed by applicable securities Laws and Liens created by Purchaser.  Except for the rights under the DPLTA with respect to the German Company, the Acquired Companies Equity Interests represent all of the issued and outstanding Equity Securities in the Acquired Companies and no Acquired Company is party to any Contract granting another Person any rights with respect to the issuance of any new Equity Securities of such Acquired Company.

(c)The Acquired Companies Equity Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable and no direct or indirect repayments of share capital have been made or are deemed to have been made under applicable Law.

(d)Other than this Agreement, there is no Contract to which any Seller is a party requiring the delivery of any of the Acquired Companies Equity Interests by any Seller to another Person, at the option of such Person or otherwise.  No Seller is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Acquired Companies Equity Interests.

(e)No insolvency or similar proceedings have been, or, to the Knowledge of Sellers, have been threatened to be, opened over the assets of any of the Acquired Companies and there are no circumstances that would require the opening of or application for such proceedings under applicable Law.  No Acquired Company has ceased or suspended payments or has agreed to any debt settlement arrangements with any of its creditors.

Section 5.5No Subsidiaries or Minority Investments

.  No Acquired Company has any Equity Securities in any other Person.

Section 5.6Financial Statements

.

(a)Schedule 5.6(a) to this Agreement sets forth copies of the unaudited combined carve-out financial statements of the Acquired Companies for the dates and periods indicated therein (the “Carve-Out Financial Statements”).  The Carve-Out Financial Statements present fairly in all material respects the financial position of the Business as of the dates presented therein, and the results of operations of the Business for the periods presented therein, in accordance with GAAP (except for the absence of footnote disclosure and, where applicable, customary year-end adjustments).  The Carve-Out Financial Statements have been prepared from the historical books, records and accounts of the Acquired Companies in connection with the transactions contemplated by this Agreement.  The books, records and accounts of the Acquired Companies have been maintained in material compliance with applicable legal and accounting requirements, and such books, records and accounts accurately reflect, in all material respects, all transactions in respect of conduct of the Business and the properties, assets and Liabilities of the Acquired Companies.  The Carve-Out Financial Statements are presented on a carve-out basis to include the historical financial position and results of operations applicable to the Business.  The allocation of costs and expenses included in the Carve-Out Financial Statements represent only a reasonable allocation methodology and are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operating as a separate entity or on a standalone basis.  For the purposes of this Agreement, the unaudited combined carve-out balance sheet of the Acquired Companies as of March 31, 2018 included in the Carve-Out Financial Statements is referred to as the “Balance Sheet” and March 31, 2018 is referred to as the “Balance Sheet Date”.

(b)Schedule 5.6(b) to this Agreement sets forth copies of the audited financial statements of the German Company for each of the two financial years ended December 31, 2017 and December 31, 2016 (the “Audited Financial Statements”).  The Audited Financial Statements: (i) were prepared in accordance with applicable Laws and Applicable Local GAAP, applied consistently throughout the periods covered thereby; and (ii) present a true and fair view of the assets and Liabilities, financial condition and results of operation (Vermögens-, Finanz- und Ertragslage) of the German Company (taken as a whole) for the dates and periods referenced therein and are accompanied by an unqualified opinion of the auditor (uneingeschränkter Bestätigungsvermerk des Abschlussprüfers).

(c)Schedule 5.6(c) to this Agreement sets forth copies of the unaudited financial statements of the French Company and the Italian Company for each of the two financial years ended December 31, 2017 and December 31, 2016 (the “Unaudited Financial Statements”).  The Unaudited Financial Statements present fairly in all material respects the financial position of the French Company and the Italian Company, as applicable, for the dates presented therein, and the results of operations the French Company and the Italian Company, as applicable, for the periods presented therein, in accordance with Applicable Local GAAP, applied consistently throughout the periods covered thereby.

(d)All outstanding accounts receivable shown on the Balance Sheet that, as of the date hereof, remain outstanding are, and all accounts receivable to be included in the computation of Closing Net Working Capital in the Closing Statement will be, valid and genuine and have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business (it being understood, for the avoidance of doubt, that this Section 5.6(d) is not a guarantee of collection of all accounts receivable).

(e)All raw materials, work-in-progress, finished goods and packaging materials shown on the Balance Sheet that, as of the date hereof, continue to be held by the Acquired Companies are usable and saleable in the Ordinary Course of Business, consistent with the reserves for obsolete materials and materials of below standard quality reflected on or set forth in the Carve-Out Financial Statements.

Section 5.7Absence of Certain Changes; Undisclosed Liabilities

.

(a)Except as contemplated by this Agreement or as set forth on Schedule 5.7(a), (i) from December 31, 2017 to the date of this Agreement, the Acquired Companies have conducted the Business in all material respects in the Ordinary Course of Business and (ii) since December 31, 2017, there has not been any Material Adverse Effect.

(b)Except as set forth on Schedule 5.7(b), the Acquired Companies do not have any Liabilities of a nature required to be reflected on or set forth in a balance sheet prepared in accordance with GAAP other than:  (i) Liabilities reflected on or set forth in the Carve-Out Financial Statements, the Audited Financial Statements and the Unaudited Financial Statements, and the notes thereto, as applicable; (ii) Liabilities that will be included as current liabilities in Closing Net Working Capital; (iii) Liabilities arising after the Balance Sheet Date in the Ordinary Course of Business; and (iv) Liabilities arising in connection with this Agreement and the transactions contemplated hereby.

(c)Except as set forth on Schedule 5.7(c), no Acquired Company has any Indebtedness.

Section 5.8Taxes

.  Except as set forth on Schedule 5.8:

(a)each Acquired Company has timely filed all material Tax Returns required to be filed by it (taking into account requests for extensions to file such returns); all such Tax Returns are correct and complete in all material respects; and all material Taxes of the Acquired Companies (whether or not shown to be due and payable on any Tax Return) have been timely paid;

(b)(i) the unpaid Taxes of the Acquired Companies, including for ordinary course operations and transactions outside of the Ordinary Course of Business, did not, as of the Balance Sheet Date, exceed in any material respect the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on or set forth in the Balance Sheet to the extent required by GAAP as in effect as of the date of this Agreement and (ii) the Acquired Companies have not, since the Balance Sheet Date, incurred any material Tax liability outside of the Ordinary Course of Business;

(c)as of the date hereof, there are no pending audits, examinations, investigations or proceedings by any Tax Authority with respect to any material Taxes of any Acquired Company and no such audits, examinations, investigations, or proceedings have been proposed or announced in writing by any Tax Authority;

(d)no claim has been made within the three years prior to the date of this Agreement by a Tax Authority in a jurisdiction in which an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction;

(e)no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Acquired Company that are still pending;

(f)each Acquired Company has, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and non-U.S. Law, timely paid and properly withheld and paid all material amounts of Taxes required to be withheld and paid;

(g)no Acquired Company has (i) waived any statute of limitations (and no request of any such waiver of consent is pending) with respect to Taxes of any Acquired Company or (ii) agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against any Acquired Company;

(h)there are no Liens for Taxes on the assets of any Acquired Company other than Permitted Exceptions;

(i)no Acquired Company has any Liability for the Taxes of any other Person (A) by reason of its being a member of an affiliated, consolidated, combined, or unitary Tax group or fiscal unity, (B) by reason of being a successor or transferee or otherwise by operation of Law, or (C) by reason of being party to any Tax Sharing Agreement (other than any agreement solely between or among any Acquired Company on the one hand, and Sellers and their other Affiliates, on the other hand, which will be terminated prior to the Closing);

(j)none of the Acquired Companies will be required to include any material amount in taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting prior to the Closing; (ii) closing or similar agreement with a Tax Authority entered into prior to the Closing; (iii) prepaid amount received on or prior to the Closing Date; or (iv) installment sale or open transaction disposition made prior to the Closing;

(k)there are no outstanding powers of attorney granted by any of the Acquired Companies with respect to Taxes, other than those granted to authorized officers (Prokurist) or Persons listed on Schedule 5.8;

(l)no requests for rulings or determinations with respect to any Tax of any of the Acquired Companies are pending before a Tax Authority;

(m)all related party transactions between Sellers and their Affiliates, on the one hand, and any Acquired Company, on the other hand, or between any of the Acquired Companies have been, in all material respects, on an arms’-length basis and are supported by contemporaneous transfer pricing documentation to the extent required by applicable Tax Law;

(n)blocking, holding and maintenance periods under any applicable Tax Law imposed as a result of a purported tax-free restructuring have not been initiated with respect to the Acquired Companies or have expired; and

(o)Schedule 5.8 sets forth a complete list, as of the date of this Agreement, of each Tax Grant.  Sellers and each of its Affiliates (including the Acquired Companies) have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Tax Authority in connection with obtaining any Tax Grant contains any material misstatement or material omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of any Acquired Company for any Tax Grant existing as of the date hereof.

This Section 5.8, Section 5.14(f), Section 5.14(g), Section 5.14(i), Section 5.14(k) and Section 5.20 contain the sole and exclusive representations and warranties of Sellers regarding Tax matters.

Section 5.9Real Property

.

(a)Schedule 5.9(a) sets forth a complete list, as of the date of this Agreement, of (i) all real property and interests in real property owned by any Acquired Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property leases or subleases for real property leased by any Acquired Company, including any amendments or supplements thereto (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).

(b)Except as set forth on Schedule 5.9(b):  (i) the applicable Acquired Company has good and valid title to each Owned Property, free and clear of all Liens of any nature whatsoever except for Permitted Exceptions; (ii) no Acquired Company is a party to any Contract providing another Person with the right to purchase from any Acquired Company any Owned Property or any portion thereof; (iii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy any Owned Property or any portion thereof; and (iv) no Acquired Company is a party to any Contract providing any Acquired Company with the right or obligation to purchase from another Person any real property or any interest in real property.

(c)Except as set forth on Schedule 5.9(c):  (i) Sellers have delivered or otherwise made available to Purchaser a complete copy of each Real Property Lease as in effect as of the date of this Agreement; (ii) each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the applicable Acquired Company, subject to the

General Enforceability Exceptions; and (iii) no Acquired Company or, to the Knowledge of Sellers as of the date of this Agreement, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Real Property Lease.

(d)Except as set forth on Schedule 5.9(d), to the Knowledge of Sellers, no fact or condition exists which could result in the termination or material reduction of the current access from the material Owned Real Property to existing roads or to sewer or other utility services presently serving such Owned Real Property that would materially impact the use of such Owned Real Property.

Section 5.10Tangible Personal Property

.

(a)An Acquired Company has good and valid title to any tangible personal property reflected on or set forth in the Balance Sheet as being owned by the Acquired Companies, free and clear of all Liens except for Permitted Exceptions, other than tangible personal property sold or disposed of since the Balance Sheet Date in the Ordinary Course of Business.

(b)Schedule 5.10(b) sets forth a complete list, as of the date of this Agreement, of all leases of tangible personal property by any Acquired Company involving annual payments in excess of €15,000 other than such leases that are Intercompany Contracts that will be terminated before or upon the Closing (collectively, “Personal Property Leases”).

(c)Except as set forth on Schedule 5.10(c):  (i) Sellers have delivered or otherwise made available to Purchaser a complete copy of each Personal Property Lease as in effect as of the date of this Agreement; (ii) each Personal Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the applicable Acquired Company, subject to the General Enforceability Exceptions; and (iii) no Acquired Company or, to the Knowledge of Sellers as in effect as of the date of this Agreement, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Personal Property Lease.

Section 5.11Intellectual Property

.

(a)Schedule 5.11(a) sets forth a complete list, as of the date of this Agreement, of all registrations and applications for the registration with a Governmental Body or Internet domain name registrar of Owned Intellectual Property and all GP Licensed Intellectual Property exclusively licensed to the German Company under any IP Agreement (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.  Except as set forth on Schedule 5.11(a), each item of Registered Intellectual Property is (i) valid (with respect to Issued Registered IP only), subsisting and enforceable (with respect to Issued Registered IP only), (ii) in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability of the Issued Registered IP, (iii) in compliance with any and all formal legal requirements necessary to record and perfect the owner’s interest therein, and (iv) not subject to any outstanding Order, Company

IP Agreement or Ancillary Agreement adversely affecting the Acquired Companies’ use thereof or rights thereto or that would impair the validity or enforceability thereof, subject to those restrictions and limitations contained in an applicable IP Agreement.

(b)The Acquired Companies (i) as between the owner of the Licensed Intellectual Property and the Acquired Companies, have a valid license to use all Licensed Intellectual Property in connection with the operation of the Business, subject only to the terms of the Company IP Agreements, and (ii) exclusively own all right, title and interest, free and clear of all Liens (other than Permitted Exceptions), in and to the Owned Intellectual Property.

(c)Except as set forth on Schedule 5.11(c), the Company Intellectual Property, together with the Intellectual Property to be assigned or licensed to the Acquired Companies and Software and Technology to be made available to the Acquired Companies pursuant to the Ancillary Agreements, constitutes all Intellectual Property necessary for the conduct of the Business as it is conducted as of the date of this Agreement.

(d)Except as set forth on Schedule 5.11(d), as of the date of this Agreement, there is no pending or, to the Knowledge of Sellers, threatened Action by any third party contesting or challenging (i) the ownership, validity, registrability or enforceability of any Owned Intellectual Property or GP Licensed Intellectual Property, or (ii) the ownership or right to use, as applicable, by the Acquired Companies of any Owned Intellectual Property or GP Licensed Intellectual Property.

(e)To the Knowledge of Sellers, the conduct of the Business of the Acquired Companies, as currently conducted does not infringe, violate or misappropriate any Intellectual Property of any third party or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the Law of any jurisdiction.  Except as set forth on Schedule 5.11(e), as of the date of this Agreement, there are no claims pending before any Governmental Body or, to the Knowledge of Sellers, threatened against any Acquired Company by any Person alleging that such Acquired Company or the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.

(f)Except as set forth on Schedule 5.11(f), to the Knowledge of Sellers, (i) no Person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property or GP Licensed Intellectual Property that is or will be licensed to the German Company under Section 3.1(a) of the Patent, Know-How and Copyright License Agreement and (ii) as of the date of this Agreement, there is no claim pending before any Governmental Body or threatened by any Acquired Company against any Person alleging such Person is engaged in any such activity.

(g)Each of the Acquired Companies has used commercially reasonable efforts to maintain the confidentiality and prevent the disclosure of all confidential information, including all Intellectual Property owned by or licensed to, as the case may be, it which it intends to maintain as a trade secret, used or held for use in the operation of the Business.  No material confidential information, trade secrets or other confidential Company Intellectual Property have been disclosed by any of the Acquired Companies to, or, to the Knowledge of Sellers, discovered by, any Person except pursuant to appropriate non-disclosure or license agreements that

(i) obligate such Person to keep such material confidential information, trade secrets or other confidential Company Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which neither the Acquired Companies nor, to the Knowledge of Sellers, such Person is in default thereunder.

(h)Under the Acquired Companies’ standard employment agreement, employees involved in the creation or development of material Intellectual Property for or on behalf of the Acquired Companies or in connection with the Business effectively assign all right, title and interest in and to such Intellectual Property to the appropriate Acquired Company. Each such employee of each Acquired Company that was first employed by such Acquired Company within the past five (5) years has signed such an agreement. To the Knowledge of the Sellers, each such employee of the Acquired Companies that was first employed by an Acquired Company more than five (5) years preceding the date of this Agreement has either signed such an agreement or is bound by applicable Law to effectively assign all right, title and interest in and to such Intellectual Property to the appropriate Acquired Company.  All consultants and independent contractors of the Acquired Companies that were first engaged by an Acquired Company within the past five (5) years and that were involved in the creation or development of material Intellectual Property for or on behalf of the Acquired Companies or in connection with the Business have executed a written agreement effectively assigning all of their right, title and interest in and to such Intellectual Property to the appropriate Acquired Company or Affiliate thereof.  The developer or creator of the Intellectual Property that is the subject matter of the Intellectual Property Assignment Agreement and the Buckeye Germany MSA has either executed a written agreement, or is bound by applicable Law, assigning all of their right, title and interest in and to such Intellectual Property to Buckeye Germany or an Affiliate of Buckeye Germany.  To the Knowledge of Sellers as of the date of this Agreement, no such employee, consultant or independent contractor of the Acquired Companies is in default or breach of any term of such agreements or in violation of such Law.  As of the date hereof, no Acquired Company or any Affiliate thereof owes or will owe any compensation (Vergütung) to any current or former employee under the German Employee Invention Act (Arbeitnehmererfindungsgesetz) or comparable Laws.

(i)The Company IT Assets, together with the Software to be licensed pursuant to the Transition Services Agreement, are adequate for the conduct of the Business as it is conducted as of the date of this Agreement and operate and perform in all material respects in accordance with their documentation and functional specifications.  The Company IT Assets have not materially malfunctioned since January 1, 2016 and, to the Knowledge of Sellers, do not contain any disabling codes or instructions, “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other Software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets.  The Acquired Companies have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and, to the Knowledge of Sellers, no Person has gained unauthorized access to any Company IT Assets.

(j)The Acquired Companies are in compliance in all material respects with all applicable Laws pertaining to privacy and personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder or covered thereby.

Section 5.12Material Contracts

.

(a)Schedule 5.12(a) (which is arranged in subsections corresponding to the subsections of this Section 5.12(a)) sets forth a complete list, as of the date of this Agreement, of all of the following Contracts to which any Acquired Company is a party or by which any Acquired Company is bound, other than Intercompany Contracts that will be terminated before or upon the Closing (collectively, the “Material Contracts”):

(i)Contracts containing covenants limiting the freedom of any Acquired Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or market or granting to another Person a right of exclusivity;

(ii)Contracts containing a “most-favored-nation”, “take-or-pay”, requirements or minimum volume provision;

(iii)any distributor, sales agent, reseller, sales representative, joint marketing, joint development, joint venture or other similar Contracts;

(iv)Contracts regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

(v)Contracts with any Governmental Body;

(vi)Contracts granting to any Person a first refusal, first offer or other right to purchase any of the properties or assets of any Acquired Company (other than Contracts relating to the sale of products made and sold by the Acquired Companies to customers of the Acquired Companies);

(vii)Contracts obliging any Acquired Company to acquire any operating business or the equity of any other Person;

(viii)any other Contracts (other than the Real Property Leases, Personal Property Leases and Company Benefit Plans) between any Acquired Company and any Person to whom such Acquired Company is obligated to pay more than €500,000 in consideration in a calendar year that have a term of longer than 90 days or are not terminable by such Acquired Company without penalty on notice of 90 days or less;

(ix)Contracts pursuant to which any Acquired Company (A) receives a license, covenant not to sue or other right under any Intellectual Property (other than licenses of commercially available off-the-shelf Software) or (B) grants a license, covenant not to sue or other right with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the Ordinary Course of Business);

(x)any other Contracts (other than the Real Property Leases, Personal Property Leases and any Company Benefit Plans) between any Acquired Company and any Person that is obligated to pay more than €500,000 in consideration in a calendar year to such Acquired Company that have a term of longer than 90 days or are not terminable by such Acquired Company without penalty on notice of 90 days or less; and

(xi)any Contract that purports to bind and would materially impact any Affiliates of the Acquired Companies, including, after the Closing, Purchaser or its Affiliates (other than the Acquired Companies), that is not terminable by the applicable Acquired Company following the Closing by not more than 60 days’ notice.

(b)Except as set forth on Schedule 5.12(b):  (i) Sellers have delivered or otherwise made available to Purchaser a complete copy of each Material Contract as in effect as of the date of this Agreement; (ii) each Material Contract is in full force and effect and is the valid, binding and enforceable obligation of the applicable Acquired Company, subject to the General Enforceability Exceptions; and (iii) neither the applicable Acquired Company nor, to the Knowledge of Sellers as of the date of this Agreement, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Material Contract.

(c)Sellers have made available to Purchaser true and correct copies of the Business’ standard terms and conditions of sale.  Except as set forth on Schedule 5.12(c), all purchase orders of the customers of the Business set forth on Schedule 5.13(a)(i) with any remaining obligations thereunder have been subject to such standard terms and conditions of sale (other than deviations from such standard terms and conditions with respect of payment or delivery terms made in the Ordinary Course of Business or other deviations that are not material) or such other terms and conditions that are not materially less favorable to the Acquired Companies than such standard terms and conditions of sale.

Section 5.13Material Customers and Suppliers

.

(a)Schedule 5.13(a)(i) lists the twenty (20) largest customers (including distributors) of the Acquired Companies (measured by revenues) for each of the calendar years 2017 and 2016.  Except as set forth on Schedule 5.13(a)(ii), since January 1, 2017, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any customer (including distributors) listed or required to be listed on Schedule 5.13(a)(i) a written notice expressly stating that such customer intends to terminate or change materially, in a manner adverse to the Acquired Companies, its relationship with the Acquired Companies (excluding any routine written communications from such a customer seeking or stating its intent to seek a reduction in the price it pays for the products it acquires from the Acquired Companies).

(b)Schedule 5.13(b)(i) lists the twenty (20) largest suppliers of the Acquired Companies (measured by aggregate amounts paid or payable by the Acquired Companies) for each of the calendar years 2017 and 2016.  Except as set forth on Schedule 5.13(b)(ii), since January 1, 2017, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any supplier listed or required to be listed on Schedule 5.13(b)(i) a written notice expressly stating that such supplier intends to terminate or change materially, in a manner adverse to the Acquired Companies, its relationship with the Acquired Companies (excluding any routine written communications from such a supplier seeking or stating its intent to seek an increase in the price it receives for the products it sells to the Acquired Companies).

(c)Schedule 5.13(c) lists, as of the date hereof, (i) those suppliers of the Acquired Companies that are the sole source of the Acquired Company for products or services which are critical to the operation of the Business and which cannot be replaced with similar products that are otherwise generally available from other suppliers (subject to the performance of appropriate supplier and product qualification procedures) and (ii) the related products or services for which such suppliers are the sole source.  Except as set forth on Schedule 5.13(c), since January 1, 2017, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any supplier listed or required to be listed on Schedule 5.13(c) a written notice expressly stating that such supplier intends to terminate or change materially, in a manner adverse to the Acquired Companies, its relationship with the Acquired Companies (excluding any routine written communications from such a supplier seeking or stating its intent to seek an increase in the price it receives for the products it sells to the Acquired Companies).

Section 5.14Employee Matters

.

(a)Schedule 5.14(a) contains a complete list, as of the date of this Agreement, of all agreements, including shop agreements and collective bargaining agreements, to which an Acquired Company is a party (except for agreements that primarily implement applicable Law), which contain:

(i)clauses providing for special benefits or incentives in case of a change-of-control of an Acquired Company;

(ii)limitations on an Acquired Company’s ability to terminate employment agreements, including by providing for severance payments; or

(iii)obligations of an Acquired Company to make specific investments or to guarantee a certain number of employees, whether at one or several specific sites (including collective bargaining agreements on job safeguarding (Tarifverträge über Beschäftigungssicherung)).

(b)Schedule 5.14(b) contains a complete list, as of the date of this Agreement, of all social plans (Sozialpläne) or reconciliations of interests (Interessenausgleiche), or comparable shop agreements (Betriebsvereinbarungen), in each case, within the meaning of the German Employees’ Representation Act (Betriebsverfassungsgesetz) dealing with mass layoffs since January 1, 2016, which entailed or entail cost and expenses for any Acquired Company reasonably estimated to exceed in the individual case of such layoff an amount of €10,000.

(c)Schedule 5.14(c) contains for each Acquired Company a complete list, as of the date of this Agreement, of all Contracts, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding pensions under which such Acquired Company has any obligations (betriebliche Altersversorgung) (such

Contracts, the “Pension Commitments”).  All obligations under or in connection with the Pension Commitments pertaining to periods prior to the date hereof have either been fulfilled or are fully funded, or have been reflected by the establishment of appropriate reserves. To Sellers’ Knowledge, the Acquired Companies have complied with the terms and conditions of the Pension Commitments in all material respects.

(d)All Pension Commitments made by the Acquired Companies have been adjusted as required regularly if and to the extent mandatorily required by Section 16 of the German Company Pension Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung) or applicable similar non-German Laws.

(e)To the Knowledge of Sellers as of the date of this Agreement, (i) there has been no work accident on the premises of any Acquired Company since January 1, 2016 which individual work accident caused Liabilities of an Acquired Company to one or more injured employees in excess of €10,000, and (ii) no Governmental Body has requested in writing that an Acquired Company implement measures not yet implemented as a consequence of any work accident the implementation of which individual measures involve expenditures in excess of €15,000.

(f)Schedule 5.14(f) is a complete anonymized list, as of the date hereof, of all directors, managers and other employees (including employees from temporary employment agencies) employed as of the date hereof by the Acquired Companies (collectively referred to as the “Business Employees”), including (i) for each Business Employee (other than employees from temporary employment agencies), the employer, the current position, year of birth and the current annual compensation (regardless of whether agreed in writing or otherwise agreed or granted or applicable and including bonus, commissions, company cars or other compensation in money or in kind), any other additional remuneration paid monthly, the amount of contributions paid to external pension funds as of December 31, 2017 (with regard to which, for the avoidance of doubt, no direct claims toward the Acquired Companies exist), whether vested or unvested, if any, years of service, and special termination protection (besonderer Kündigungsschutz), if any, and (ii) for each employee from a temporary employment agency, the Acquired Company employing the employee, the current position within such Acquired Company, the total annual compensation paid by such Acquired Company to the agency or the employee and the length of assignment to such Acquired Company.

(g)Schedule 5.14(g) is a complete list, as of the date of this Agreement, of all freelancers (freie Mitarbeiter) who are engaged by any Acquired Company.

(h)Other than (i) the Business Employees set forth on Schedule 5.14(h) and (ii) as permitted pursuant to Section 7.2(a), no employees, directors, officers, employees from temporary employment agencies, employees with pending employment agreements, or any other employees are or will become, as a result of facts, events or circumstances existing or having occurred on or before the Closing, an employee of any of the Acquired Companies.

(i)As of the date hereof, other than as indicated on Schedule 5.14(a) through Schedule 5.14(i), none of the Business Employees is entitled to any compensation of any kind, other than as paid in the Ordinary Course of Business.

(j)Except as set forth on Schedule 5.14(j), as of the date hereof, none of the Business Employees has a partial retirement agreement or has applied for a partial retirement agreement.

(k)Except as set forth on Schedule 5.14(k), the Acquired Companies have no works council (Betriebsrat).  Schedule 5.14(k) sets forth a complete list, as of the date of this Agreement, of all company practices (betriebliche Übungen), collective promises (Gesamtzusagen), collective bargaining agreements (Tarifvertrag), shop agreements (Betriebsvereinbarungen) and other Contracts with any labor union, works council, or other body of employee representation that are applicable for any Business Employee, whether on an individual or on a collective basis, and govern the salaries, bonuses or similar payments, or other monetary compensatory benefits, granted to the Business Employees (the “Company Benefit Plans”).  There are no, and since January 1, 2016, there have not been, as of the date of this Agreement, any strikes, work stoppages and, to Knowledge of Sellers as of the date of this Agreement, union organization efforts or Actions pending or threatened between an Acquired Company and (i) any current or former employees of the Acquired Companies or (ii) any union, works council or other collective bargaining unit representing such employees.  The Acquired Companies have complied in all material respects and are in compliance in all material respects with all Laws relating to employment, labor and the workplace, including Laws relating to wages, hours, collective bargaining, occupational safety and health, work authorization, equal employment opportunity, equal treatment, discrimination in employment, terms and conditions of employment, immigration, Tax withholding, unemployment compensation, workers’ compensation, employee privacy and right-to-know.  The Acquired Companies (A) have withheld all amounts required by Law, or by Contract to be withheld from the wages, salaries, and other payments to employees, (B) do not treat any individual as an independent contractor who in accordance to applicable Laws must be treated as an employee, and (C) have, except as set forth on Schedule 5.14(i), properly compensated all employees for overtime work.  The Acquired Companies have no Liability for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for employees.

Section 5.15Litigation

.  Except as set forth on Schedule 5.15, as of the date of this Agreement:  (a) there are no material Actions pending or, to the Knowledge of Sellers, threatened in writing against any Sellers or their Affiliates with respect to the Business, any Acquired Company or any of its properties or assets and (b) except with respect to environmental matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.17), there are no unsatisfied Orders against or involving any Acquired Company or any of its properties or assets.

Section 5.16Compliance with Laws; Permits

.  Except with respect to Tax matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.8), employee benefit matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.14) and environmental matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.17) and except as set forth on Schedule 5.16:

(a)each Acquired Company is, and since January 1, 2016 has been, in compliance in all material respects with Laws applicable to such Acquired Company and its properties and assets;

(b)since January 1, 2016, no Acquired Company has, as of the date of this Agreement, received any written notice from any Governmental Body alleging, or been charged with, a material violation of any Laws by such Acquired Company;

(c)(i) the Acquired Companies have all material Permits that are necessary under applicable Laws to conduct the Business as it is conducted as of the date of this Agreement; (ii) all such Permits are in full force and effect and are valid and in good standing; and (iii) the applicable Acquired Company is not in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any such Permit;

(d)(i) since January 1, 2014, none of the Acquired Companies nor any of their respective directors, officers or employees acting on behalf of them, nor, to the Knowledge of Sellers, any of their respective Representatives acting on behalf of the Acquired Companies has, directly or indirectly: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any political parties or campaigns from corporate funds; (C) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”); or (D) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or any other Person; (ii) to the Knowledge of Sellers as of the date of this Agreement, no Governmental Body is investigating or has conducted, initiated, or threatened any investigation of the Acquired Companies, or any of their respective officers, directors, or employees, in connection with an alleged or possible violation of any Anti-Corruption Laws (in each case, in connection with the Business); and (iii) no Acquired Company has (A) submitted any voluntary or involuntary disclosure to any Governmental Body or (B) conducted or, as of the date of this Agreement, received any written notice from any Governmental Body or any other Person of an investigation, audit, or inquiry in connection with an alleged or possible violation of any Anti-Corruption Laws;

(e)no Acquired Company nor any of their respective directors, officers or employees acting on behalf of them, nor, to the Knowledge of Sellers, any other Person acting on behalf of such Acquired Company, is or has since January 1, 2014 been engaged in any agreement, arrangement, practice or conduct which amounts to a contravention of Article 101 para. 1 or Article 102 of the Treaty on the Functioning of the European Union (TFEU) or Section 20 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) or any equivalent or similar legislation in any other country or jurisdiction; and

(f)(i) the Acquired Companies and their respective directors, officers or employees acting on behalf of them, and, to the Knowledge of Sellers, all of their other respective Representatives acting on behalf of the Acquired Companies, are and at all times since January 1, 2014 have been in compliance with all applicable sanctions Laws, ex-im Laws, and U.S. anti-boycott Laws (collectively, the “Trade Controls”); (ii) none of the Acquired Companies nor any of their respective directors, officers or employees acting on behalf of them, nor, to the Knowledge of Sellers as of the date of this Agreement, any of their other respective Representatives acting on behalf of the Acquired Companies, is or since January 1, 2014 has been: (A) a sanctioned Person; (B) organized, resident or located in a country that is the target of comprehensive territorial sanctions; or (C) otherwise in violation of applicable Trade Controls; (iii) to the Knowledge of Sellers as of the date of this Agreement, no Governmental Body is investigating or has conducted, initiated, or threatened any investigation of the Acquired Companies, or any of their respective officers, directors, or employees, in connection with an alleged or possible violation of any Trade Controls; and (iv) no Acquired Company has (A) submitted any voluntary or involuntary disclosure to any Governmental Body or (B) conducted or, as of the date of this Agreement, received any written notice from any Governmental Body or any other Person of an investigation, audit, or inquiry in connection with an alleged or possible violation of any Trade Controls.

Section 5.17Environmental Matters

.  Except as set forth on Schedule 5.17:

(a)the Acquired Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Environmental Laws;

(b)since January 1, 2016, no Acquired Company has, as of the date of this Agreement, received any written notice from a Governmental Body or other Person alleging a material violation of any Environmental Law by such Acquired Company or alleging that such Acquired Company may have any material Liability under any Environmental Law;

(c)the Acquired Companies have all material Permits that are necessary under applicable Environmental Laws to conduct the Business as it is conducted as of the date of this Agreement;

(d)the Acquired Companies are not, and since January 1, 2016 have not been, in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Permit issued pursuant to an Environmental Law;

(e)as of the date of this Agreement, there are no unsatisfied Orders or Contracts with a Governmental Body or other Person against or involving any Acquired Company or any of its properties or assets relating to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(f)as of the date of this Agreement, there are no material Actions pending or threatened in writing against any Acquired Company or any of its properties or assets relating to any Environmental Law, Remedial Action, or Release or threatened Release of a Hazardous Material;

(g)to the Knowledge of Sellers, as of the date of this Agreement, there are no investigations by any Governmental Body of any Acquired Company or any of its properties or assets, or of any real property previously owned, operated or leased by such Acquired Company, pending or threatened in writing that would reasonably be expected to result in the imposition on such Acquired Company of any material Liability pursuant to any Environmental Law;

(h)no Acquired Company has Released any Hazardous Material that requires any material Remedial Action pursuant to Environmental Law or would be reasonably expected to result in any material Actions;

(i)there has been no presence or Release of any Hazardous Material on, at, in, under, to or from any Owned Real Property or real property that is subject to a Real Property Lease that requires any material Remedial Action pursuant to Environmental Law or would be reasonably expected to result in any material Actions; and

(j)as of the date of this Agreement, no Acquired Company is conducting or funding any material Remedial Action.

This Section 5.17 contains the sole and exclusive representations and warranties of Sellers regarding any Environmental Law, Remedial Action, or Release or threatened Release of a Hazardous Material.

Section 5.18Condition and Sufficiency of Assets

.

(a)Except as set forth on Schedule 5.18(a), the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are, taken as a whole, in reasonable working condition and repair, normal wear and tear excepted, to enable the Acquired Companies to conduct the Business as it is conducted as of the date of this Agreement, subject to periodic maintenance, repair and replacement in the Ordinary Course of Business.

(b)Except as set forth on Schedule 5.18(b), the properties, assets, rights and facilities owned, leased or licensed by the Acquired Companies, together with the assets, goods, services and licenses contemplated to be provided under the Ancillary Agreements, are sufficient to enable the Acquired Companies, immediately following the Closing, to continue to conduct the Business substantially in the same manner as conducted by the Acquired Companies as of the date hereof.

Section 5.19Product Warranty and Product Liability

.  Except as set forth on Schedule 5.19, since January 1, 2016:

(a)all products manufactured, assembled, sold, distributed or marketed by the Acquired Companies have complied in all material respects with all warranties related to such products;

(b)no Acquired Company has incurred any material Liability for replacement of, or refunds in respect of, any products manufactured, assembled, sold, distributed or marketed by the Acquired Companies, except for Liability incurred in the Ordinary Course of Business for which appropriate reserves have been established and as would not, individually or in the aggregate, reasonably be expected to be material to the operations of the Acquired Companies, taken as a whole; and

(c)there have, as of the date of this Agreement, been no Actions or claims threatened in writing involving the Acquired Companies and concerning any product manufactured, assembled, sold, distributed or marketed by the Acquired Companies relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product or any alleged failure to warn, or any alleged breach of implied warranties or representations with respect to any such product except for such Actions or claims that would not reasonably be expected to, individually or in the aggregate, result in material harm or damage to the Acquired Companies, taken as a whole, and, to the Knowledge of Sellers, no such Actions have been threatened in writing as of the date hereof.

Section 5.20Governmental Grants

.  Except as set forth on Schedule 5.20, the Acquired Companies have not received any governmental subsidies (Subventionen), governmental grants (Zuschüsse), reliefs from charges (Befreiungsbescheide; including reliefs from charges under the German Renewable Energy Act (Erneuerbare Energien Gesetz)), or similar governmental aids (Beihilfen) or incentives (collectively “Governmental Grants”) granted by a Governmental Body (a) since January 1, 2016 (date of the grant decision (Datum des Zuwendungsbescheids)) or (b) since January 1, 2014 (date of the grant decision), if the respective grant decision sets forth requirements (Auflagen) relating to the creation or maintenance of jobs or implementation of investment projects for which the respective Governmental Grant was granted.  The Acquired Companies have complied in all material respects with any and all obligations and conditions imposed in connection with or relating to any Governmental Grants, and, after the Closing, none of the Acquired Companies will have any obligation to pay penalties for non-compliance or any obligation to repay any Governmental Grants.  The German Company satisfies the general legal requirements for (i) relief from the renewable energy contribution under Section 64 of the German Renewable Energy Act (Erneuerbare Energien Gesetz), (ii) relief from electricity taxes pursuant to Sections 9b, 10 of the German Electricity Tax Act (Stromsteuergesetz) and (iii) relief from energy taxes pursuant to Section 55 of the German Energy Tax Act (Energiesteuergesetz).

Section 5.21Insurance

.  Schedule 5.21 sets forth a complete list, as of the date of this Agreement, of all insurance policies maintained by the Acquired Companies to insure risks arising during the current year, including details of the insured, insured risk, insurance company, policy number, date, term, annual premium and maximum amount of coverage (the “Insurance Policies”).  All premiums due under the Insurance Policies have been paid and there has been no breach of any material obligation of the Acquired Companies under the Insurance Policies.

Section 5.22Company Guarantees; Transactions with Affiliates

.

(a)Schedule 5.22(a) sets forth a complete list, as of the date of this Agreement, of all Company Guarantees.

(b)Except as set forth on Schedule 5.22(b), no Seller or any Retained Company (i) is a party to any Intercompany Contract or (ii) has any ownership, leasehold or similar interest in any property or asset used by any Acquired Company in the conduct of the Business.

Section 5.23Financial Advisors

.  No Person is entitled to any fee or commission or like payment as a broker, finder or financial advisor for any Seller or Acquired Company in connection with the transactions contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing:

Section 6.1Organization and Good Standing

.

(a)Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized, validly existing and in good standing under the Laws of the Federal Republic of Germany and has all requisite power and authority to own, lease and operate properties and assets and carry on its business as conducted as of the date of this Agreement.

(b)As of the Closing, any Purchaser Designated Subsidiary will be validly organized and existing under the Laws of its jurisdiction of organization or formation and will have all requisite power and authority to own and operate its properties and assets and to carry on its business as it is conducted as of the Closing.

Section 6.2Authorization of Agreement

.

(a)Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), and to consummate the transactions and perform such other obligations contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Purchaser Documents and the consummation of the transactions and performance of the obligations contemplated hereby and thereby have been duly authorized by all required action on the part of Purchaser.  This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

(b)As of the Closing, any Purchaser Designated Subsidiary will have all requisite power, authority and legal capacity to execute each Purchaser Document to be executed by it (rather than Purchaser) in connection with the transactions contemplated by this Agreement, and to consummate the transactions and perform such other obligations contemplated thereby.  The execution and delivery of each such Purchaser Document and the consummation of the transactions and performance of the obligations contemplated thereby will have been duly authorized by all required action on the part of such Purchaser Designated Subsidiary.  Each such Purchaser Document will be at or prior to the Closing duly and validly executed and delivered by such Purchaser Designated Subsidiary, and (assuming the due authorization, execution and delivery by the other parties thereto) each such Purchaser Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Purchaser Designated Subsidiary, enforceable against such Purchaser Designated Subsidiary in accordance with its terms, subject to the General Enforceability Exceptions.

Section 6.3Conflicts; Consents

.  Except as set forth on Schedule 6.3:

(a)assuming all approvals, or deemed approvals, required under the Laws described in Section 6.3(b)(i) have been obtained, none of the execution and delivery by Purchaser of this Agreement or any Purchaser Document, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Purchaser, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, or (iii) result in any material violation of any Law by which Purchaser or any of its properties or assets is bound;

(b)none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will require Purchaser to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with the applicable requirements of the German Competition Law and any other Applicable Competition Laws and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents;

(c)none of the execution and delivery by any Purchaser Designated Subsidiary of any Purchaser Document to be executed by it (rather than Purchaser), the consummation of the transactions contemplated by any such Purchaser Document or the compliance by such Purchaser Designated Subsidiary with any of the provisions thereof will (i) conflict with or result in any violation of the Organizational Documents of such Purchaser Designated Subsidiary, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which such Purchaser Designated Subsidiary is a party or by which such Purchaser Designated Subsidiary or any of its properties or assets is bound, or (iii) result in any material violation of any Law by which such Purchaser Designated Subsidiary or any of its properties or assets is bound; and

(d)none of the execution and delivery by any Purchaser Designated Subsidiary of any Purchaser Document to be executed by it (rather than Purchaser), the consummation of the transactions contemplated by the Purchaser Documents or the compliance by such Purchaser Designated Subsidiary with any of the provisions thereof will require such Purchaser Designated Subsidiary to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with the applicable requirements of the German Competition Law and any other Applicable Competition Laws and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with such Purchaser Designated Subsidiary’s ability to consummate the transactions contemplated by such Purchaser Document.

Section 6.4Litigation

.  There are no Actions pending or, to the knowledge of Purchaser, threatened in writing against Purchaser that, if adversely determined, would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.  Purchaser is not subject to any Order of any Governmental Body that would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.

Section 6.5Securities Matters

.  Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933 (the “Act”), and is acquiring the Acquired Companies Equity Interests solely for its own account and not with a view to any distribution or disposition thereof.  Purchaser understands that (a) the Acquired Companies Equity Interests have not been registered under the Act or registered or qualified under any applicable securities Laws in reliance upon specific exemptions therefrom and (b) the Acquired Companies Equity Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Act and registered or qualified or exempt from registration or qualification under any applicable securities Laws.

Section 6.6Financial Advisors

.  Except for Credit Suisse Securities (USA) LLC, no Person is entitled to any fee or commission or like payment as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement.

Section 6.7Sufficient Funds

.  Purchaser has and, at the Closing, will have sufficient funds available to pay the Initial Purchase Price and any expenses incurred by

Purchaser in connection with the transactions contemplated by this Agreement and to perform its obligations under this Agreement and the Purchaser Documents.

Article VII
COVENANTS

Section 7.1Access to Information

.

(a)Prior to the Closing Date, subject to Section 7.1(b), Purchaser shall be entitled, through its Representatives, to (i) make such investigation of the Business and the properties and assets of the Acquired Companies and such examination of the books and records of the Acquired Companies and (ii) have such access to the officers and key employees of Seller Parent and its applicable Subsidiaries who are familiar with the Acquired Companies and the Business in connection with Purchaser’s preparation to integrate the Business into Purchaser’s organization following the Closing, in each case, as Purchaser reasonably requests; provided that such investigation, examination and access shall not include (i) any investigation, examination or access by Purchaser that would violate applicable Law, including Applicable Competition Laws, (ii) any investigation or examination of, or access to, bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise or information or analyses relating to such communications, (iii) any investigation or examination of, or access to, any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Sellers, the Acquired Companies or any of their respective Affiliates relating to such information or would cause Sellers, the Acquired Companies or any of their respective Affiliates to breach a confidentiality obligation by which it is bound, or (iv) any investigation or examination of, or access to, any internal valuations of the Acquired Companies or the Acquired Companies Equity Interests or information or analysis relating to such valuations; provided further that, in the case of clauses (i) and (iii), Sellers shall notify Purchaser of the nature of the information being withheld and, at Purchaser’s request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Purchaser to the extent reasonably possible.

(b)Any request for investigation, examination or access pursuant to this Section 7.1 shall be made to Seller Parent reasonably in advance, and any such investigation, examination or access shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to any restrictions applicable under Law, including Applicable Competition Laws.  Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to minimize any disruption to the businesses of Seller Parent and its Subsidiaries, including the Business.  Purchaser shall, and shall cause its Representatives to, abide by any safety rules or rules of conduct reasonably imposed by Seller Parent or any of its Subsidiaries, including Sellers or the Acquired Companies in connection with such investigation, examination or access.  Purchaser shall indemnify, defend and hold harmless Seller Parent and its Subsidiaries, including Sellers and the Acquired Companies, and their respective Representatives from and against any and all Losses asserted against or suffered by them relating to, resulting from or arising out of examinations, investigations or access made by Purchaser or its Representatives pursuant to this Section 7.1, except to the extent such Losses relate to, result from or arise out of the gross negligence or willful misconduct of Seller Parent or any of its Subsidiaries, including Sellers and the Acquired Companies, or any of their respective Representatives (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 7.1).

(c)Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, without the prior written consent of Sellers (which may be withheld for any reason), (i) Purchaser shall not contact any suppliers (including freight vendors) to, or customers of, the Acquired Companies in connection with the transactions contemplated by this Agreement, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties of the Acquired Companies.

Section 7.2Conduct of the Business Pending the Closing

.

(a)From the date hereof and until the Closing (the “Pre-Closing Period”), except (A) as set forth on Schedule 7.2(a), (B) as required by applicable Law, including Applicable Competition Laws, (C) as otherwise expressly contemplated by this Agreement or (D) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)Sellers shall cause each of the Acquired Companies to:

(A)conduct the Business only in the Ordinary Course of Business;

(B)use its commercially reasonable efforts to preserve its current operations, organization and goodwill, including its Intellectual Property and current relationships with customers, suppliers and key employees (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or to offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract); and

(C)use its commercially reasonable efforts to implement (I) the capital projects listed on Schedule 7.2(a)(i)(C) substantially in accordance with the quarterly capital expenditure forecast set forth on such Schedule 7.2(a)(i)(C), subject to such changes and delays that ordinarily arise in connection with projects of such nature and (II) following the first calendar quarter of 2019, capital projects in the Ordinary Course of Business, which, with respect to “EHS” and “Sustaining”, would normally be expected to require annual capital expenditures of approximately $1,000,000 in the aggregate; and

(ii)Sellers shall cause each of the Acquired Companies not to:

(A)declare, set aside, make or pay any dividend or other distribution (other than cash) in respect of the Acquired Companies Equity

Interests or repurchase, redeem or otherwise acquire any outstanding Equity Securities in any Acquired Company;

(B)issue or sell any Equity Securities of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any Equity Securities of any Acquired Company;

(C)effect any recapitalization, reclassification or like change in the capitalization of any Acquired Company;

(D)amend the Organizational Documents of any Acquired Company;

(E)(A) make any change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing or similar agreement with a Tax Authority; or (F) waive or extend the statute of limitations in respect of Taxes, but in each case, if such action relates to a Tax group which includes the Acquired Companies, then the Acquired Companies shall be restricted only to the extent reasonably expected to increase the Tax Liability of Purchaser or its Affiliates (including the Acquired Companies) for a Tax period (or portion thereof) that begins after the Closing Date;

(F)(I) increase the annual level of compensation of any employee of any Acquired Company other than in the Ordinary Course of Business, (II) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee of any Acquired Company, (III) materially increase the coverage or benefits available under any (or create any new) Company Benefit Plan, (IV) enter into any agreements or commitments (or amend any such agreements or commitments) of the type that would be required to be disclosed on Schedules 5.14(a), 5.14(b) or 5.14(c) if they were in effect as of the date hereof, or (V) other than in the Ordinary Course of Business, enter into any employment, consulting or similar agreement (or amend any such agreement) to which any Acquired Company is a party, except, in each case, as required by applicable Law or the terms of any Company Benefit Plan;

(G)(I) other than as may be necessary to fill vacant positions in the Ordinary Course of Business, hire or offer to hire any new employee, (II) other than for cause, terminate the employment of any employee, or (III) institute any general layoff of employees or implement any early retirement plan or announce the planning of any such action;

(H)subject any of the properties or assets (whether tangible or intangible) of any Acquired Company to any Lien, except for Permitted Exceptions;

(I)(I) other than in the Ordinary Course of Business, acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of any Acquired Company or (II) acquire any ownership interest in real property;

(J)other than in the Ordinary Course of Business, cancel or compromise any material claim or right of any Acquired Company;

(K)enter into any commitment for capital expenditures of any Acquired Company in excess of €1,000,000 for all commitments in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting such Acquired Company;

(L)other than in the Ordinary Course of Business, (I) modify or terminate any Real Property Lease, Personal Property Lease or Material Contract or (II) enter into, modify or terminate any Contract that if in effect on the date of this Agreement would have been required to be listed on Schedule 5.9(a), Schedule 5.10(b) or Schedule 5.12(a);

(M)permit any Acquired Company to enter into or agree to enter into any merger, consolidation, joint venture or similar business combination transaction with any Person, or acquire the Equity Securities of any other Person;

(N)other than in the Ordinary Course of Business permit the creation of any new Company Guarantee; or

(O)agree to do anything prohibited by this Section 7.2(a)(ii).

(b)During the Pre-Closing Period:

(i)at the request of Purchaser delivered reasonably in advance of the Closing (or, if later, in the case of clause (B), delivered within reasonable time of any notification of Purchaser contemplated therein), Sellers shall, and shall cause their respective Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to cause the assignment to the German Company, before or effective as of the Closing, of (A) any Contract listed under “Potential Assignment of Contracts” on Schedule 7.2(b) or (B) any other Contract that may be identified after the date hereof to which any of them, but not an Acquired Company, is a party and which is used solely in the conduct of the Business (excluding, for the avoidance of doubt, any Contract related to (I) items identified on Schedule 5.18(b) as not being available for use by the Business after the Closing or (II) Intellectual Property owned by GP Nonwovens or its Affiliates immediately after Closing and not licensed or obligated to be assigned to an Acquired Company under an IP Agreement);

(ii)at the request of Purchaser delivered reasonably in advance of the Closing (or, if later, in the case of clause (B), delivered within reasonable time of any notification of Purchaser contemplated therein), Sellers shall, and shall cause their respective Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to cause the German Company to, before or effective as of the Closing, enter into a standalone Contract substantially comparable to (A) any Contract listed under “Potential Entry of Standalone Contracts” on Schedule 7.2(b) or (B) any other Contract that may be identified after the date hereof to which any of them, but not an Acquired Company, is a party and which is used in the conduct of the Business and other businesses of Sellers and their respective Affiliates (other than the Acquired Companies) (excluding, for the avoidance of doubt, any Contract related to (I) items identified on Schedule 5.18(b) as not being available for use by the Business after the Closing or (II) Intellectual Property owned by GP Nonwovens or its Affiliates immediately after Closing and not licensed or obligated to be assigned to an Acquired Company under an IP Agreement); and

(iii)Sellers shall, and shall cause their respective Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to cause the German Company to, before or effective as of the Closing, be removed as a party to and, at the request of Purchaser delivered reasonably in advance of the Closing, enter into a standalone Contract substantially comparable to (A) any Contract listed under “Separation of Contracts” on Schedule 7.2(b) or (B) any other Contract that may be identified after the date hereof to which any of them (other than an Acquired Company) and an Acquired Company, are parties and which is used in the conduct of the Business and the other businesses of Sellers and their respective Affiliates (with respect to entry into a standalone Contract, excluding, for the avoidance of doubt, any Contract related to (I) items identified on Schedule 5.18(b) as not being available for use by the Business after the Closing or (II) Intellectual Property owned by GP Nonwovens or its Affiliates immediately after Closing and not licensed or obligated to be assigned to an Acquired Company under an IP Agreement).

(c)Prior to the Closing, (i) Buckeye Germany shall enter into the Copyright Assignment Agreement with the German Company in exchange for a payment by the German Company of cash or a cash receivable in an amount equal to the Estimated Buckeye Germany IP Value and (ii) GP Nonwovens shall enter into the GP Nonwovens IP Agreements with the German Company in exchange for a payment by the German Company of cash or a cash receivable in an amount equal to the Estimated GP Nonwovens IP Value, in each case, which amount shall be subject to adjustment post-Closing (the “IP Value Adjustment”).  At the Closing, the German Company shall be deemed to have assigned its rights and obligations under the IP Value Adjustment to Buckeye Germany.

(d)Nothing contained in this Section 7.2 or elsewhere in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or any portion thereof prior to the Closing.  Prior to the Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 7.3Consents

.

(a)During the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies to, at Purchaser’s request, give such notices, and use commercially reasonable efforts to obtain such consents of other Persons (which may be conditioned on the consummation of the transactions contemplated by this Agreement), that may be required by any provision of any Real Property Lease, Personal Property Lease, Material Contract or Permit of an Acquired Company in connection with the consummation of the transactions contemplated by this Agreement; provided, however, in each case, that neither Sellers nor any of their Affiliates shall be required to (i) amend or modify any Real Property Lease, Personal Property Lease or Material Contract (other than, at the request of the other party to any such Contract in connection with its delivery of such consent, to agree to a novation of the Contract to Purchaser effective as of the Closing), (ii) relinquish or forbear any material rights, (iii) pay any consideration to any Person, or (iv) otherwise incur any Liabilities or provide any financial accommodation or become secondarily or contingently liable for any Liability, for the purpose of obtaining any such consent; provided further that in connection therewith, Sellers shall not, and shall cause the Acquired Companies not to, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (A) amend any Real Property Lease, Personal Property Lease or Material Contract of an Acquired Company, (B) commit to make any payments other than cash payments that will be paid in full prior to the Closing or (C) make any non-monetary concession that would purport to bind Purchaser, its Affiliates or the Acquired Companies after the Closing.

(b)For up to 180 days after the Closing Date, Sellers shall use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s request, in endeavoring to obtain the consent of any Person required by any provision of any Real Property Lease, Personal Property Lease or Permit in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that such efforts shall not require Sellers to incur any Liabilities or provide any financial accommodation or to be secondarily or contingently liable for any Liability.

Section 7.4Regulatory Approvals

.

(a)Each of the Parties shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the German Competition Law or any other Applicable Competition Law with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement, or as otherwise agreed among the Parties, (ii) use reasonable best efforts to comply at the earliest reasonably practicable date with any request under the German Competition Law or any other Applicable Competition Law for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, by responding to any reasonable requests of any other Party for copies of documents or other materials prior to filing and considering all reasonable additions, deletions or changes suggested by any other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under the German Competition Law or any other Applicable Competition Law with respect to any such filing or any such transaction.  Each of the Parties shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Business; and (B) as necessary to comply with contractual arrangements or applicable Law.  Any Seller, on the one hand, or Purchaser, on the other hand, may, as it deems advisable and necessary, reasonably designate any information and documents provided to the other Party under this Section 7.4 in accordance with the terms of the Confidentiality and Joint Defense Agreement between Purchaser and Seller Parent (the “Joint Defense Agreement”), the terms of which shall be binding on Sellers as if each reference to Seller Parent therein was a reference to Sellers, so as to limit access to such materials to a subset of specified individuals.  Either Seller, on the one hand, or Purchaser, on the other hand, shall promptly inform the other Party of any material oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or the transactions contemplated by this Agreement.  Neither Seller, on the one hand, nor Purchaser, on the other hand, shall independently participate in any formal or otherwise substantive meeting, whether in person or via telephone, with any Governmental Body in respect of any filing, investigation or other inquiry contemplated by this Section 7.4(a) without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting.  Subject to applicable Law, each Seller, on the one hand, and Purchaser, on the other hand, will consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of either Party relating to proceedings under the German Competition Law or any other Applicable Competition Law.  Purchaser shall be entitled to direct, in consultation with Sellers, the defense of the transactions contemplated by this Agreement in any antitrust investigation or litigation by, or negotiations with, any Governmental Body or other Person relating to the transactions contemplated by this Agreement, including regulatory filings under the German Competition Law or any other Applicable Competition Law.  For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, Purchaser, after prior consultation with Sellers, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition review clearances and shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such clearances.  Purchaser and Sellers shall each bear 50% of all filing fees in connection with all filings under the German Competition Law and any other Applicable Competition Laws.

(b)Each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the German Competition Law or any other Applicable Competition Law.

(c)In no event shall Purchaser or Sellers be required to commit or agree to: (i) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Seller Parent or its Subsidiaries or Purchaser Parent or its Subsidiaries, (ii) the creation or termination of relationships, ventures, contractual rights or obligations of Seller Parent or its Subsidiaries or Purchaser Parent or its Subsidiaries or (iii) any other actions that after the Closing would limit the freedom of Purchaser Parent’s or any of its Subsidiaries’ freedom of action with respect to, or ability to retain their assets, businesses, services, products or product lines in order to obtain required approvals, consents, or clearances under antitrust Laws, or to avoid the entry of, or to effect the dissolution of, any Order in any Action, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)Purchaser shall not, and shall not permit Purchaser Parent or any of its controlled Affiliates to, acquire or agree to acquire (including by merger, consolidation or similar transaction) any assets, business, securities, Person or subdivision engaged in the spunlaced or airlaid nonwoven business if such acquisition or agreement to acquire would, or would reasonably be expected to, prevent, delay beyond the Outside Date or materially increase the risk of not obtaining the required approval or clearance under the German Competition Law or any other Applicable Competition Law required to consummate the transactions contemplated by this Agreement.

Section 7.5Efforts and Cooperation; Further Assurances

.

(a)From the date hereof until the Closing, each Party shall (i) use its commercially reasonable efforts to (A) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (B) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement and (ii) each Party shall reasonably cooperate with the other Parties in connection with such efforts of the other Parties.

(b)From the date hereof until the Closing, Sellers will use their commercially reasonable efforts to cause each employee of an Acquired Company and each developer or creator of material Intellectual Property that is the subject matter of the Intellectual Property Assignment Agreement and the Buckeye Germany MSA to execute a written agreement assigning all of their right, title and interest in and to such Intellectual Property developed for or on behalf of an Acquired Company to the applicable Acquired Company, Buckeye Germany, or an Affiliate of Buckeye Germany, as applicable and as appropriate, to the extent that such individual has not already executed such an agreement.

(c)After the Closing, each Party will execute and deliver such documents and take such other actions as may be reasonably requested by any other Party in order to carry out the provisions of this Agreement and make effective the transactions contemplated hereby.

(d)If at any time after the Closing, either of Sellers or any of their respective Affiliates receives a payment intended for an Acquired Company, or otherwise possesses any asset of an Acquired Company, Sellers shall promptly deliver, or cause to be delivered, such payment or asset to the applicable Acquired Company.  If at any time after the Closing, any Acquired Company or any of its Affiliates receives a payment intended for either of Sellers or any of their respective Affiliates, or otherwise possesses any asset of either of Sellers or any of their respective Affiliates, Purchaser shall promptly deliver, or cause to be delivered, such payment or asset to Sellers.

Section 7.6Confidentiality

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(a)Purchaser acknowledges that the information provided to it or its Representatives in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser Parent and Seller Parent, dated January 10, 2018 (the “Confidentiality Agreement”).  The Parties shall cause the Confidentiality Agreement to be terminated effective upon, and only upon, the Closing.

(b)For a period of three (3) years after the Closing Date, each Seller shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to the Acquired Companies or the Business (other than to the extent such information is related to the Sellers and their respective Affiliates and their respective businesses), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of it, its Affiliates or their respective Representatives or (B) is lawfully acquired by it, its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Sellers to be prohibited from disclosing such information by nondisclosure obligations or duties, or (ii) unless and to the extent it determines that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties.  If a Seller determines that disclosure of such information is required by applicable Law, such Seller shall use its commercially reasonable efforts consistent with applicable Law to consult with Purchaser with respect thereto and to obtain appropriate confidential treatment, if available, of such information as Purchaser may reasonably request.

(c)For a period of three (3) years after the Closing Date, Purchaser shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to each Seller and its Affiliates and their respective businesses (other than to the extent such information is related to the Acquired Companies and the Business), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of Purchaser, its Affiliates or their respective Representatives or (B) is lawfully acquired by Purchaser, its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Purchaser to be prohibited from disclosing such information by nondisclosure obligations or duties, or (ii) unless and to the extent Purchaser determines that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties.  If Purchaser determines that disclosure of such information is required by applicable Law, Purchaser shall use its commercially reasonable efforts consistent with applicable Law to consult with Sellers with respect thereto and to obtain appropriate confidential treatment, if available, of such information as Sellers may reasonably request.

Section 7.7Indemnification and Exculpation

.

(a)From and after the Closing Date, Purchaser shall cause the Acquired Companies to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or in the five years prior to the Closing Date were directors or officers of the Acquired Companies (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of an Acquired Company at any time prior to the Closing Date.  Purchaser further agrees that all rights of the Indemnitees to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date, as provided for in, or implied by, the Organizational Documents of the Acquired Companies as now in effect (if applicable), any employment or service agreements of the Indemnitees, and any indemnification agreements or arrangements of the Acquired Companies, in each case, in effect as of the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms to the fullest extent permitted by applicable Law.  Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b)The provisions of this Section 7.7:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have by Contract or otherwise.

(c)In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 7.7.

(d)The obligations of Purchaser under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies are intended third party beneficiaries of this Section 7.7).

Section 7.8Preservation of Records

.

(a)After the Closing Date, Purchaser shall cause the Acquired Companies to preserve and keep the records relating to the Acquired Companies for a period of seven (7) years from the Closing Date, or, if shorter, in accordance with the standard record retention policies of Purchaser, or, if longer, as required by applicable Law.  Purchaser, upon any reasonable request from Sellers or their Representatives, shall cause the Acquired Companies to make available to each Seller and its Representatives such records, and personnel of the Acquired Companies familiar therewith, as may be reasonably requested by any Seller in connection with claims by or against such Seller or any of its Affiliates related to the Acquired Companies or the transactions contemplated by this Agreement or compliance by such Seller with its obligations under this Agreement or any Seller Document; provided that Purchaser shall not be obligated to make available (i) information that, if provided to Sellers or their Representatives, would violate applicable Law or (ii) any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Purchaser or any of its Affiliates (including the Acquired Companies) relating to such information or would cause Purchaser or any of its

Affiliates (including the Acquired Companies) to breach a confidentiality obligation by which it is bound; provided further that Purchaser shall notify Sellers of the nature of the information being withheld and, at Sellers’ request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Sellers or its Representatives to the extent reasonably possible.  In the event that Purchaser wishes to destroy such records prior to such time, Purchaser shall cause the Acquired Companies first to give 90 days prior written notice to Sellers, and Sellers shall have the right at their option and expense, upon prior written notice given to Purchaser within that 90 day period, to take possession of the records within 180 days after the date of such notice.

(b)After the Closing Date, Sellers shall, and shall cause their Affiliates, to preserve and keep the records relating to the Acquired Companies for a period of seven (7) years from the Closing Date, or, if shorter, in accordance with the standard record retention policies of Sellers, or, if longer, as required by applicable Law. Sellers, upon any reasonable request from Purchaser or its Representatives, shall, and shall cause their Affiliates, to make available to Purchaser and its Representatives such records, as may be reasonably requested by Purchaser in connection with claims by or against Purchaser or any of its Affiliates related to the Acquired Companies or the transactions contemplated by this Agreement or compliance by Purchaser with its obligations under this Agreement or any Purchaser Document; provided that Sellers shall not be obligated to make available (i) information that, if provided to Purchaser or its Representatives, would violate applicable Law or (ii) any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Sellers or any of their Affiliates relating to such information or would cause Sellers or any of their Affiliates to breach a confidentiality obligation by which any of them is bound; provided further that Sellers shall notify Purchaser of the nature of the information being withheld and, at Purchaser’s request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Purchaser or its Representatives to the extent reasonably possible.  In the event that Sellers wish to destroy such records prior to such time, Sellers shall, and shall cause their Affiliates to, first give 90 days prior written notice to Purchaser, and Purchaser shall have the right at its option and expense, upon prior written notice given to Sellers within that 90 day period, to take possession of the records within 180 days after the date of such notice.

Section 7.9Publicity

.  Purchaser Parent and Seller Parent will each make press releases promptly following the execution of this Agreement, which press releases shall be mutually agreed.  Thereafter, no Party shall, and each Party shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law.  If a Party so determines that disclosure of such information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect thereto.

Section 7.10Use of Name

.  Purchaser acknowledges and agrees that, except as set forth in this Section 7.10, from and after the Closing Date (a) the Acquired Companies shall have no right, title or interest in or to the name “Georgia-Pacific”, “GP”, “MBM Materials”, “Market Based Management”, “MBM”, “Buckeye” or any service marks, trademarks, trade names, domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (collectively, the “GP Marks”), and (b) the Acquired Companies shall have no right to use the GP Marks.  Immediately after the Closing, Purchaser shall cause each of the Acquired Companies to cease to hold itself out as having any affiliation with any Seller or Affiliate thereof.  In furtherance thereof, Purchaser shall cause each of the Acquired Companies to (i) pass appropriate resolutions to eliminate any GP Marks from its corporate name within five (5) Business Days following the Closing Date, and have such name change filed with and registered in the applicable commercial register as promptly as practicable but in no event later than 45 days after the Closing Date and thereupon promptly deliver to Sellers a copy of such filing and registration, and (ii) as promptly as practicable but in no event later than 180 days after the Closing Date, remove, strike over or otherwise obliterate all GP Marks from all properties and assets of such Acquired Company, including all vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, and computer software, technical guidelines, standards and procedures and other materials.  For the avoidance of doubt, the Acquired Companies shall have the right to use the GP Marks in connection with the foregoing uses during such 45 or 180 day period, as applicable.  The Acquired Companies shall not be required to remove any GP Marks from (A) any of their inventories of finished goods and products or goods and process whose manufacturing is in process as of the Closing Date, (B) any physical copies of schematics, plans, manuals, drawings, datasheets, and similar documentation in existence as of the Closing Date to the extent that such copies are used only in the ordinary conduct of the internal operations of the Business, or (C) any machinery or tooling, including hand tools, of the Business in existence as of the Closing Date, to the extent that such instrumentalities are used only in the ordinary conduct of the internal operations of the Business.  The Acquired Companies shall have the right to sell their inventories of products existing as of the Closing Date and products whose manufacturing is in process as of the Closing Date, in each case using existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the GP Marks until the earlier of (I) 180 after the Closing Date or (II) the depletion of such existing inventory and any products whose manufacturing is in process as of the Closing Date.  Sellers hereby grant to Purchaser and the Acquired Companies a limited right and license to use the GP Marks as specified in, and during the periods, if any, set forth in this Section subject to Purchaser and the Acquired Companies using the GP Marks in compliance with Sellers’ reasonable usage guidelines as communicated by Seller to Purchaser from time to time in writing.

Section 7.11Employment and Employee Benefits

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(a)Purchaser acknowledges and agrees that the employment relationships of all Continuing Employees with the Acquired Companies pursuant to applicable Law will remain in place with all rights and obligations accruing to them immediately prior to the Closing, and will not be terminated as a result of the transactions contemplated by this Agreement.

(b)For a period of one year after the Closing Date, or such longer period of time required by applicable Law, Purchaser shall, or shall cause one or more of its Affiliates to, provide Continuing Employees, who will remain employed with Purchaser or an Affiliate of Purchaser, with compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in each case, substantially equivalent to those provided to such Continuing Employees immediately prior to the Closing.

(c)If, within one year after the Closing Date, the employment of any Continuing Employee is terminated by Purchaser or an Affiliate of Purchaser for a reason other than cause, then Purchaser shall provide such Continuing Employee such severance benefits as Purchaser and its Affiliates make available to their similarly situated employees.

(d)Notwithstanding anything to the contrary contained herein, to the extent that (i) any applicable Law or (ii) any applicable Contract or other arrangement with a labor union, trade association, works council or economic committee, or any similar employee representative body or any individual employee, would require Purchaser or its Affiliates (including any Acquired Company) to provide any more favorable terms of employment (including compensation and benefits) to any Continuing Employee than those otherwise provided for by this Section 7.11 (or extend the period of time for which the standards set forth in this Section 7.11 are required to be met), then Purchaser agrees to comply, or to cause its Affiliates to comply, with its obligations under each such applicable Law or Contract.

Section 7.12Non-Solicitation; Non-Competition

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(a)For a period of 18 months after the Closing Date, each Seller shall not, and shall cause Seller Parent and its controlled Affiliates (other than Sellers) not to, directly or indirectly, hire or employ, or cause, solicit, induce or encourage any Continuing Employees to leave their employment with Purchaser or any Affiliate thereof; provided, however, that the foregoing shall not prohibit (i) general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, (ii) the solicitation, hiring, employment or engagement of any Continuing Employee (other than a Continuing Employee who is identified on Schedule 7.12(a)(iii)) who has not been employed by Purchaser or any Affiliate thereof for a period of three months, or (iii) the solicitation, hiring, employment or engagement of any Continuing Employee identified on Schedule 7.12(a)(iii) at any time following the termination of such Continuing Employee by Purchaser or any Affiliate thereof.

(b)For a period of three years after the Closing Date, each Seller shall not, and shall cause Seller Parent and its controlled Affiliates (other than Sellers) not to, directly or indirectly, own, manage, operate or control any enterprise, regardless of form, engaged in developing, manufacturing, marketing, selling or distributing, within Europe, substrate roll goods using standard airlaid web forming processes, including spooled and festooned products, that are manufactured by the Business as of the date of this Agreement (the “Seller Restricted

Business”); provided that the foregoing restrictions shall not:  (i) apply to any business acquired by any Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Sellers, so long as revenue from the sale of products manufactured by any Seller Restricted Business comprising a portion of the acquired business does not comprise more than 20% of such acquired business’ total revenue; provided further nothing herein shall prevent any Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Sellers from acquiring a business in which more than 20% of such acquired business’ total revenue is comprised of revenue from the sale of products manufactured by any Seller Restricted Business, so long as such Seller, Seller Parent or controlled Affiliate of Seller Parent other than Sellers, as applicable, within one year following the date of such acquisition, divests the portion of such acquired business that constitutes a Seller Restricted Business; or (ii) restrict any Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Sellers from acquiring or owning securities of any Person engaged in a Seller Restricted Business, so long as such securities do not constitute more than 10% of all equity securities of such Person and, except for exercising minority voting rights with respect to such securities, such Seller, Seller Parent or controlled Affiliate of Seller Parent other than Sellers, as applicable, does not otherwise actively manage, operate or control the business activities of such Person.

(c)Each Seller acknowledges and agrees that the remedies at law available for breach of its obligations under this Section 7.12 would be inadequate; therefore, in addition to any other rights or remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive relief in any proceeding that may be brought to enforce any provision contained in this Section 7.12, without the necessity of proof of actual damage.

(d)Each Seller acknowledges and agrees that the covenants of each Seller contained in this Section 7.12 are being provided as an inducement to Purchaser to enter into this Agreement and such covenants include reasonable limitations with respect to time, geographical area and scope of activity that do not impose a greater restraint on each Seller than is necessary to protect the legitimate business interests of Purchaser.

(e)In the event that any covenant contained in this Section 7.12 is determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that (i) the limitations with respect to time, geographical area and scope of activity included in such covenant, as applicable, may be modified by such court to instead reflect the maximum limitations with respect thereto that are enforceable and (ii) solely for purposes of the operation of such covenant in the context of the controversy in which such determination is made, such covenant will be deemed amended in accordance with such modification.  For the avoidance of doubt, the Parties specifically acknowledge and agree that (A) it is their continuing desire for each covenant contained in this Section 7.12 to be enforced to the full extent of its terms, but (B) if a court of competent jurisdiction finds the limitations included in any such covenant unenforceable, the court should redefine the limitations included in such covenant so as to comply with applicable Law.

(f)If a Seller has violated Section 7.12(a) or Section 7.12(b), then the time period set forth in such Section shall automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

Section 7.13Company Guarantees

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(a)Purchaser shall use its commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Sellers, on or before the Closing, valid and binding written releases of Sellers and their respective Affiliates (other than the Acquired Companies), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Company Guarantees provided to any Person (other than Sellers and their Affiliates) in effect as of the Closing to the extent such Liability is related to obligations of any Acquired Company, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Company Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  If any such Company Guarantee has not been so released as of the Closing Date, then Purchaser shall continue to use its commercially reasonable efforts after the Closing to cause each such unreleased Company Guarantee to be released as promptly as reasonably practicable.  Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Purchaser and its Affiliates in order to obtain such releases or substitutions.

(b)Purchaser shall indemnify and hold harmless each Seller and any Affiliate thereof from and after the Closing for any Losses based upon or arising from any Company Guarantees provided to any Person (other than a Seller or one of its Affiliates) to the extent such Losses are related to obligations of any Acquired Company.

Section 7.14Affiliate Contracts; Intercompany Balances

.  Except as set forth on Schedule 7.14 and in Section 7.15, Sellers shall cause all Contracts (including any Tax Sharing Agreements) between and among any Acquired Company, on the one hand, and Seller Parent or a Retained Company, on the other hand, to be terminated and fully settled effective prior to the Closing without any Liability to or by any Retained Company, by the parties thereto, whereupon such Contracts shall be deemed voided, cancelled and discharged in their entirety.  Except as set forth on Schedule 7.14 and in Section 7.15, Sellers shall cause all intercompany balances between and among any Acquired Company, on the one hand, and a Seller or any Affiliate thereof (other than any Acquired Company), on the other hand, to be eliminated by capital contribution, discharge or otherwise in their entirety upon the Closing, in each case, in compliance with applicable Law and effective prior to the Closing without any Liability to or by any Acquired Company.

Section 7.15DPLTA Matters

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(a)At the Closing, Buckeye Germany shall deliver a termination notice to the German Company with respect to the DPLTA as set forth in Section 4.2(a)(vii).

(b)With respect to the settlement of the DPLTA for the period beginning on the first day of the financial year during which the Closing Date occurs and ending on, and including, the Closing Date (such period, the “DPLTA Stub Period”), the Parties agree as follows:

(i)In the Closing Statement to be delivered to Purchaser pursuant to Section 3.3, Sellers shall set forth their good faith estimate of either (A) the amount of the Profit Compensation (if any) owed by the German Company to Buckeye Germany for the DPLTA Stub Period plus applicable interest until the time of the expected settlement (the “Estimated Profit Transfer Amount”) or (B) the amount of the Loss Compensation (if any) owed by Buckeye Germany for the DPLTA Stub Period plus applicable interest until the time of the expected settlement (the “Estimated Loss Transfer Amount”), in Euros and converted to U.S. dollars in accordance with the currency exchange methodology set forth in the Agreed Principles.

(ii)Purchaser shall cause the German Company to prepare and complete, within ninety (90) days following the Closing Date, financial accounts of the German Company for the DPLTA Stub Period (the “DPLTA Settlement Accounts”), which accounts shall be prepared in accordance with Applicable Local GAAP and consistent with the past practices of the German Company, including by applying the policies, procedures, practices and elections applied in connection with the preparation of the annual financial accounts of the German Company prior to the date of the preparation of the DPLTA Settlement Accounts on a consistent basis, in each case, subject to Applicable Local GAAP.  Buckeye Germany shall, and shall cause its Affiliates to, provide such support to the German Company as may reasonably be requested by Purchaser in the preparation of the DPLTA Settlement Accounts at no cost to the German Company or Purchaser; provided that any such support shall only be upon reasonable notice and in compliance with all applicable Laws and shall not unreasonably disrupt personnel and operations of the business of Buckeye Germany or its Affiliates.  Purchaser shall cause the DPLTA Settlement Accounts to be delivered to Buckeye Germany within ninety (90) days following the Closing Date.  Buckeye Germany shall have the right to review the DPLTA Settlement Accounts and Section 3.4(c) and Section 3.4(d) shall apply mutatis mutandis with respect to the finalization of the DPLTA Settlement Accounts.

(iii)Within five (5) Business Days following the finalization of the DPLTA Settlement Accounts in accordance with Section 7.15(b)(ii), Buckeye Germany and Purchaser shall take the following actions:

(A)If, as finally determined pursuant to the DPLTA Settlement Accounts, Buckeye Germany is entitled to a Profit Compensation for the DPLTA Stub Period, then (x) Purchaser shall cause the German Company to pay to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated by Buckeye Germany, an amount equal to the amount of the Profit Compensation (plus applicable interest) to which Buckeye Germany is entitled for the DPLTA Stub Period, as determined pursuant to the final DPLTA Settlement Accounts (net of any applicable withholding Taxes) and (y) the following payment shall be made by Buckeye Germany to Purchaser or by Purchaser to Buckeye Germany, as applicable:

(I)if the Profit Compensation (plus applicable interest) to which Buckeye Germany is entitled for the DPLTA Stub Period (without reduction for any Taxes withheld by the German Company on the payment made to Buckeye Germany) exceeds the Estimated Profit Transfer Amount, then Buckeye Germany shall pay to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser, such excess amount and such payment by Buckeye Germany shall be treated as a decrease of the Purchase Price; or

(II)if the Estimated Profit Transfer Amount exceeds the Profit Compensation (plus applicable interest) to which Buckeye Germany is entitled for the DPLTA Stub Period (without reduction for any Taxes withheld by the German Company on the payment made to Buckeye Germany), then Purchaser shall pay to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, such excess amount and such payment by Purchaser shall be treated as an increase of the Purchase Price; or

(III)if Sellers notified Purchaser of an Estimated Loss Transfer Amount, then Buckeye Germany shall pay to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchase, an amount equal to the Profit Compensation (plus applicable interest) to which Buckeye Germany is entitled for the DPLTA Stub Period (without reduction for any Taxes withheld by the German Company on the payment made to Buckeye Germany) plus the Estimated Loss Transfer Amount and such payment by Buckeye Germany shall be treated as a decrease of the Purchase Price.

(B)If, as finally determined pursuant to the DPLTA Settlement Accounts, the German Company is entitled to a Loss Compensation for the DPLTA Stub Period, then (x) Buckeye Germany shall pay to the German Company, by wire transfer of immediately available funds to such account as may be designated by Purchaser, an amount equal to the amount of the Loss Compensation (plus applicable interest) to which the German Company is entitled for the DPLTA Stub Period, as determined pursuant to the final DPLTA Settlement Accounts and (y) the following payment shall be made by Purchaser to Buckeye Germany or by Buckeye Germany to Purchaser, as applicable:

(I)if the amount of the Loss Compensation (plus applicable interest) to which the German Company is entitled for the DPLTA Stub Period exceeds the Estimated Loss Transfer Amount, then Purchaser shall pay to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, such excess amount and such payment by Purchaser shall be treated as an increase of the Purchase Price; or

(II)if the Estimated Loss Transfer Amount exceeds the amount of the Loss Compensation (plus applicable interest) to which the German Company is entitled for the DPLTA Stub Period, then Buckeye

Germany shall pay to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser, such excess amount and such payment by Buckeye Germany shall be treated as a decrease of the Purchase Price; or

(III)if Sellers notified Purchaser of an Estimated Profit Transfer Amount, then Purchaser shall pay to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, an amount equal to the Loss Compensation (plus applicable interest) to which the German Company is entitled for the DPLTA Stub Period plus the Estimated Profit Transfer Amount and such payment by Purchaser shall be treated as an increase of the Purchase Price.

(iv)Notwithstanding anything to the contrary herein, the German Company’s right to receive any Loss Compensation or its obligation to pay any Profit Compensation shall not be included in the determination of Company Closing Cash, Company Closing Indebtedness or Closing Net Working Capital.

(v)If at the Effective Time, the statutory financial statements of the German Company for a financial year ending prior to the Effective Time shall not have already been prepared, audited and adopted and the Profit Compensation or Loss Compensation, as the case may be, for such financial year (plus applicable interest) shall not have already been settled for such financial year, then this Section 7.15(b) shall apply mutatis mutandis with respect to such settlement.  For the avoidance of doubt, in such event, the good faith estimate of the Estimated Profit Transfer Amount or the Estimated Loss Transfer Amount, as the case may be, to be set forth in the Closing Statement pursuant to Section 7.15(b)(i) shall also reflect the estimated Profit Compensation (plus applicable interest) or Loss Compensation (plus applicable interest) for such prior financial year.

(c)If, following the Closing, the financial statements of the German Company have to be amended pursuant to Section 14 para. 1 no. 3 sentence 4 of the German Corporate Income Tax Act (Körperschaftsteuergesetz), then, in order to ensure the recognition of the fiscal unity, Purchaser shall use its commercially reasonable efforts to cause the German Company to amend as promptly as reasonably practicable such financial statements in accordance with Buckeye Germany’s reasonable instruction, including any consequential amendments to be made in any other financial statements resulting from such amendments.  Buckeye Germany shall reimburse Purchaser for all out-of-pocket costs reasonably incurred in connection with such amendments.  If and to the extent any amendments of past financial statements of the German Company result in a deviation between the amounts of the Profit Compensation previously received by Buckeye Germany or the Loss Compensation previously received by the German Company, and the amounts that should have been paid or settled under the DPLTA for any financial year prior to the Closing Date, then the following shall apply:

(i)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in a decrease of the Profit

Compensation which should have been paid by the German Company to Buckeye Germany under the DPLTA (as compared to the Profit Compensation actually paid), (A) Buckeye Germany shall make a payment to the German Company, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser, in an amount (plus applicable interest) equal to (I) the Profit Compensation that was actually paid by the German Company minus (II) the Profit Compensation that should have initially been paid by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Purchaser shall pay an equal amount to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany.  The payment in clause (B) of this subsection (i) shall be treated as an increase of the Purchase Price.

(ii)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in an increase of the Loss Compensation which should have been received by the German Company from Buckeye Germany under the DPLTA (as compared to the Loss Compensation actually received), (A) Buckeye Germany shall make a payment to the German Company, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser, in an amount (plus applicable interest) equal to (I) the Loss Compensation that should have been received by the German Company minus (II) the Loss Compensation that was actually received by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Purchaser shall pay an equal amount to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany.  The payment in clause (B) of this subsection (ii) shall be treated as an increase of the Purchase Price.

(iii)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in an increase of the Profit Compensation which should have been paid by the German Company to Buckeye Germany under the DPLTA (as compared to the Profit Compensation actually paid), (A) Purchaser shall cause the German Company to make a payment to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, in an amount (plus applicable interest) equal to (I) the Profit Compensation that should have been paid by the German Company minus (II) the Profit Compensation that was actually paid by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Buckeye Germany shall pay an equal amount to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser.  The payment in clause (B) of this subsection (iii) shall be treated as a decrease of the Purchase Price.

(iv)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in a decrease in the Loss Compensation which should have been received by the German Company from Buckeye Germany under the DPLTA (as compared to the Loss Compensation initially received), (A) Purchaser shall cause the German Company to make a payment to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, in an amount (plus applicable interest) equal to (I) the Loss Compensation that was actually received by the German Company minus (II) the Loss Compensation that should have been received by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Buckeye Germany shall pay an equal amount to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser.  The payment in clause (B) of this subsection (iv) shall be treated as a decrease of the Purchase Price.

(v)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in a Profit Compensation (instead of a Loss Compensation) which should have been paid by the German Company to Buckeye Germany under the DPLTA (instead of the Loss Compensation actually paid by Buckeye Germany to the German Company), (A) Purchaser shall cause the German Company to make a payment to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany, in an amount (plus applicable interest) equal to (I) the Loss Compensation that was actually received by the German Company plus (II) the Profit Compensation that should have been paid by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Buckeye Germany shall pay an equal amount to Purchaser, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser.  The payment in clause (B) of this subsection (v) shall be treated as a decrease of the Purchase Price.

(vi)For each financial year that requires an amendment of the financial statements of the German Company which amendment results in a Loss Compensation (instead of a Profit Compensation) which should have been paid by Buckeye Germany to the German Company under the DPLTA (instead of the Profit Compensation actually paid by the German Company to Buckeye Germany), (A) Buckeye Germany shall make a payment to the German Company, by wire transfer of immediately available funds to such account as may be designated in writing by Purchaser, in an amount (plus applicable interest) equal to (I) the Profit Compensation that was actually paid by the German Company plus (II) the Loss Compensation that should have been received by the German Company and (B) within two (2) Business Days after the payment contemplated in clause (A) has been made, Purchaser shall pay an equal amount to Buckeye Germany, by wire transfer of immediately available funds to such account as may be designated in writing by Buckeye Germany.  The payment in clause (B) of this subsection (vi) shall be treated as a decrease of the Purchase Price.

(d)From and after the Closing, Purchaser shall indemnify, defend and hold harmless Buckeye Germany from and against, and shall pay and reimburse Buckeye Germany for, any payment made by Buckeye Germany to the German Company for settling any Liability resulting from the DPLTA raised after the Closing Date but relating to the period prior to, and including, the date of the effective termination of the DPLTA which Liability is not subject to the adjustment contemplated by Section 7.15(b) or Section 7.15(c).

(e)From and after the Closing, Buckeye Germany shall indemnify, defend and hold harmless Purchaser from and against, and shall pay and reimburse Purchaser for, any payment made by the German Company to Buckeye Germany for settling any Liability resulting from the DPLTA raised after the Closing Date but relating to the period prior to, and including, the date of the effective termination of the DPLTA which Liability is not subject to the adjustment contemplated by Section 7.15(b) or Section 7.15(c).

(f)From and after the Closing, in the event that creditors of the German Company request that Buckeye Germany provide collateral in accordance with Section 303 of the German Stock Corporation Act (Aktiengesetz), Purchaser shall, upon reasonable request by Buckeye Germany, provide such collateral on behalf of Buckeye Germany and fully satisfy any such creditor’s claims for the provision of security unless such creditor’s claims are with respect to Liabilities that would be the obligation of Sellers under Article IX of this Agreement.

Section 7.16Taxes

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(a)Tax Returns.

(i)Each Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies with respect to Tax periods ending on or before the Closing Date (each, a “Pre-Closing Tax Return”).  Each Pre-Closing Tax Return shall be prepared on a basis consistent with relevant past practices unless a different treatment of any item is required by applicable Law.  For Pre-Closing Tax Returns filed after the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser drafts of any such Pre-Closing Tax Return not less than 20 days before the due date thereof (taking into account any applicable extensions) and Sellers shall consider in good faith any reasonable comments received by Purchaser not less than 10 days after Purchaser’s receipt of such Pre-Closing Tax Return.

(ii)Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each Acquired Company for any Tax period beginning on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period”).  Purchaser will make available to Sellers drafts of any such Tax Return for their review and comment not less than 20 days before the due date thereof (taking into account any applicable extensions) and Purchaser shall consider any reasonable comments received by Sellers no later than 10 days after Sellers’ receipt of such Tax Return.  All such Tax Returns for Straddle Periods will be prepared in a manner consistent with relevant past practices unless otherwise required by applicable Law.

(iii)Without the prior written consent of Sellers (such approval not to be unreasonably, withheld, conditioned, or delayed), Purchaser shall not, and shall cause its Affiliates not to, (A) amend any Tax Return filed with respect to any Tax period (or portion thereof) ending on or before the Closing Date or (B) make any Tax election that has retroactive effect to any such Tax period (or portion thereof).  In addition, without the prior written consent of Sellers, Purchaser shall not, and shall not cause or permit any of its Affiliates (including any Acquired Company) to take any action with respect to the

Acquired Companies at or after the Closing on the Closing Date that is outside the Ordinary Course of Business (other than explicitly contemplated by this Agreement).

(b)Promptly upon written demand from Purchaser (but not earlier than five days prior to the due date of the applicable Tax, taking into account any available extensions or postponements of the due date for payment of the applicable Tax available under applicable Law), Sellers will pay or cause to be paid (or reimburse or cause to be reimbursed, as the case may be) to Purchaser the full amount of all Taxes, with respect to any Acquired Company, paid or required to be paid and attributable (under the principles of Section 7.16(c)) to any Tax period (or the portion of any Straddle Period) ending on or before the Closing Date (a “Pre-Closing Tax Period”) including for Tax Returns described in Section 7.16(a).  Except as otherwise provided in this Section 7.16 or Article IX, Purchaser will be responsible for all Taxes of the Acquired Companies for any Tax period, or the portion of any Straddle Period (as determined in accordance with Section 7.16(c)), that begins after the Closing Date.  Upon the written request of Sellers, Purchaser shall reasonably cooperate with Sellers to obtain any extensions of due dates for Tax Returns or payments of Taxes obtained in the Ordinary Course of Business and consistent with past practice.

(c)In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period that extends from before the Closing Date through and including the Closing Date (a “Pre Closing Straddle Period”), which will be the responsibility of Sellers under Section 7.16(b), will be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as Taxes that are based upon or related to income or receipts, specific transactions, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes will be deemed equal to the amount which would be payable if such Tax period ended on the Closing Date.  Exemptions, allowances, deductions or credits that are calculated on an annual basis will be allocated between the Pre-Closing Straddle Period and the remaining portion of the Straddle Period after the Closing Date in proportion to the number of days in each such portion.  To the extent permitted by applicable Law, any deductions or expenses incurred by a Seller or Acquired Company as a result of or in connection with the transactions contemplated by this Agreement shall be reflected in the Pre-Closing Straddle Period.

(d)Purchaser shall pay to Sellers or their designated Affiliate or Affiliates any refunds of Taxes with respect to any Acquired Company that relate to a Pre-Closing Tax Period, net of any Taxes payable by Purchaser or any Affiliate thereof which result from the receipt of such refund other than any refunds that relate to the carryback of any net operating loss or other tax attribute that is attributable to a Tax period (or portion thereof) beginning after the Closing Date, which shall be property of Purchaser.  Upon a Seller’s reasonable request and at such Seller’s expense, Purchaser shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds.  Purchaser shall make payment of any such refund described in this Section 7.16(d) within 10 Business Days of the actual receipt of such refund, provided that if such refund is subsequently denied by a Tax Authority, Sellers shall repay the amount of the denied refund (plus any penalties or interest) to Purchaser within 10 Business Days of notification by Purchaser.

(e)The Parties will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to any Tax Return described in this Section 7.16.  Purchaser, on the one hand, and Sellers, on the other hand, will provide the other with the information that the other is required to report pursuant to Section 6043 of the Code and will provide the other with any available records or information that may be relevant to such Tax Return, audit, litigation or other proceedings.  Such assistance will include making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding anything in this Agreement to the contrary, (i) none of Purchaser, any Affiliate of Purchaser or any Representative of Purchaser or any Affiliate thereof will be entitled to review the Tax Returns of any Seller or Affiliate (other than the Acquired Companies and other than existing pro forma portions that solely relate to the Acquired Companies) thereof for any purpose, including in connection with any Tax Claim or other dispute (whether among the Parties or involving third Persons) or otherwise and (ii) none of Sellers, any Affiliate of Sellers or any Representative of Sellers or any Affiliate thereof will be entitled to review the Tax Returns of any Purchaser or Affiliate (other than Tax Returns of the Acquired Companies for Straddle Periods) thereof for any purpose, including in connection with any Tax Claim or other dispute (whether among the Parties or involving third Persons).

(f)Notwithstanding anything to the contrary in this Agreement, all applicable Transfer Taxes payable in connection with this Agreement or the transactions contemplated hereby shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers, regardless of on whom the Transfer Taxes are levied.  Tax Returns relating to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable Law for filing such Tax Returns, and such Party will use commercially reasonable efforts to provide such Tax Returns; provided that the Parties shall cooperate with each other in any mutually agreeable manner and in compliance with the applicable Law to minimize such Transfer Taxes.  The non-filing Party shall pay the filing Party its fifty percent (50%) portion of the relevant Transfer Taxes shown as due at least two days prior to the due date for such Tax Return.  No later than five (5) days following receipt of a request from the other Party, Sellers shall provide Purchaser, and Purchaser shall provide Sellers, with any documentation or information requested by Purchaser or Sellers, as applicable, to enable Purchaser and Sellers to notify the appropriate Governmental Body regarding German real estate transfer taxes.

(g)Purchaser shall make an election under Section 338(g) of the Code with respect to the Italian Equity Interest and the French Equity Interests.

(h)Prior to the Closing Date, Sellers shall, to the extent legally able to do so, make a timely and valid election pursuant to Treasury Regulations Section 301.7701-3 to treat the German Company as an entity disregarded as separate from its sole shareholder with an effective date no later than one day prior to the Closing Date.  To the extent Sellers are unable to legally make a timely and valid election pursuant to Treasury Regulations Section 301.7701-3 with respect to the German Company, Purchaser shall be entitled to make an election under Section 338(g) of the Code with respect to the German Equity Interests.

(i)With respect to any inquiries, audits, or similar proceedings by any Tax Authority with respect to any Acquired Company (a “Tax Claim”) relating to a Tax period ending on or before the Closing Date (other than an IP Tax Claim (as defined below)), Sellers shall be entitled to control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense, although Purchaser shall have the right to participate in such proceedings (at its own expense) provided that Sellers shall not settle or compromise any such Tax Claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or compromise could have an adverse effect on Purchaser and its Affiliates (including the Acquired Companies) for a Tax period (or portion thereof) beginning after the Closing Date.  With respect to any inquiries, audits, or similar proceedings by any Tax Authority for which Purchaser may have an indemnification obligation under Section 9.3(a)(iii)(B) (an “IP Tax Claim”), Purchaser shall be entitled to control all proceedings and may make all decisions taken in connection with such IP Tax Claim (including selection of counsel) at its own expense, although Sellers shall have the right to participate in such proceedings (at their own expense) provided that Purchaser shall not settle or compromise any such Tax Claim without the prior written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or compromise could have an adverse effect on Sellers and their Affiliates for a Tax period (or portion thereof) beginning after the Closing Date.  With respect to Tax Claims relating to a Straddle Tax Period (other than an IP Tax Claim), to the extent possible, Tax Liabilities will be distinguished and Purchaser, on the one hand, and Sellers, on the other hand, shall control the defense and settlement of those Taxes for which it is or they are so liable, although the other shall have the right to participate in such proceedings (at its or their own expense); provided that the Party controlling the defense and settlement shall not settle or compromise such Tax Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned).  To the extent a Tax Liability cannot be so attributed, Purchaser, on the one hand, and Sellers, on the other hand, whichever has the greater potential Liability (taking into account the impact on subsequent Tax periods), shall control the defense and settlement, although the other shall have the right to participate in such proceedings (at its or their own expense).  Purchaser shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax period beginning after the Closing Date.  Purchaser, on the one hand, and Sellers, on the other hand, shall promptly notify the other if it decides or they decide not to control the defense or settlement of any Tax Claim or IP Tax Claim which it is or they are entitled to control pursuant to this Agreement, and the other shall thereupon be permitted to defend and settle such Tax Claim or IP Tax Claim at its or their own expense.

(j)As promptly as practicable but no later than 60 days after the date on which the amounts of Net Working Capital, Closing Company Cash and Closing Company Indebtedness are finally determined pursuant to Section 3.4, Purchaser will deliver to Sellers (A) an allocation of the Purchase Price among the French Equity Interests, the Italian Equity Interest and the German Equity Interest, (B) a further allocation of the Purchase Price (I) allocated to the German Equity Interest pursuant to clause (A) among the assets of the German Company (including, for the avoidance of doubt, each IP Agreement, on the basis of the Third-Party IP Valuation) and (II) allocated to the French Equity Interests or the Italian Equity

Interest pursuant to clause (A), to the extent an election under Section 338(g) of the Code is made with respect to such Acquired Company, among the assets of the relevant Acquired Company (together, the “Allocation”), and (C) a third-party valuation of the IP Agreements prepared by an independent expert mutually acceptable to the Parties (the “Third-Party IP Valuation”).  Prior to the delivery of the Third-Party IP Valuation by Purchaser to Sellers, each of Purchaser and Sellers shall have the opportunity to review a draft of the Third-Party IP Valuation and promptly provide any reasonable comments to the mutually agreeable independent expert for consideration by such expert. Following the delivery of the Third-Party IP Valuation, Sellers and Purchaser acknowledge and agree that the Third-Party IP Valuation shall be final and binding (the “Final GP Nonwovens IP Value” and the “Final Buckeye Germany IP Value,” respectively), except as required pursuant to a final determination by a Tax Authority.  If Sellers disagree with the proposed Allocation, Sellers may, within 60 days of receipt of the proposed Allocation, notify Purchaser of their disagreement (provided, that if no notification of disagreement is made within such period, the Allocation as proposed by Purchaser will be final and binding on Purchaser and Sellers); provided, however, that, for the avoidance of doubt, Sellers may not disagree with the Third-Party IP Valuation.  Purchaser and Sellers shall, during the 15 days following any such notification of disagreement, use commercially reasonable efforts to reach agreement on the Allocation.  If Purchaser and Sellers are unable to agree to the Allocation within such period, the dispute shall be resolved by the Accounting Referee.  The determination of the Accounting Referee with respect to the Allocation will be final and binding on Purchaser and Sellers, and Purchaser and Sellers shall equally bear the fees and expenses of the Accounting Referee provided that, for the avoidance of doubt, the Accounting Referee will not change the Third-Party IP Valuation.  The Allocation shall be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. Law).  Purchaser and Sellers will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the Allocation, including taking an inconsistent position on any Tax Return, before any Tax Authority, or in any action relating to any Tax, except as required pursuant to a final determination by a Tax Authority.

(k)As described in Section 7.2(c), (a) Buckeye Germany will enter into the Copyright Assignment Agreement with the German Company in exchange for a payment by the German Company of cash or a cash receivable in an amount equal to the Estimated Buckeye Germany IP Value prior to Closing and (b) GP Nonwovens will enter into the GP Nonwovens IP Agreements with the German Company prior to Closing in exchange for a payment by the German Company of cash or a cash receivable in an amount equal to the Estimated GP Nonwovens IP Value, in each case, which amount shall be subject to the IP Value Adjustment post-Closing.

(i)No later than 60 days after the date of this Agreement, GP Nonwovens shall deliver to Purchaser a good faith estimate of the estimated fair market value of the GP Nonwovens IP Agreements (the “Estimated GP Nonwovens IP Value”) and Buckeye Germany shall deliver to Purchaser a good faith estimate of the estimated fair market value of the Copyright Assignment Agreement (the “Estimated Buckeye Germany IP Value”).  The Estimated GP Nonwovens IP Value and the Estimated Buckeye Germany IP Value shall be subject to reasonable review by Purchaser, and Sellers shall provide Purchaser with any reasonably requested information that supports the calculation of the Estimated GP Nonwovens IP Value and the Estimated Buckeye

Germany IP Value. For the avoidance of doubt, the Estimated GP Nonwovens IP Value and the Estimated Buckeye Germany IP Value as determined pursuant to this Section 7.16(k) shall not govern, and Section 7.16(j) shall govern, the allocation of the Purchase Price to the IP Agreements.

(ii)No later than 10 days following the final determination of the Final GP Nonwovens IP Value, the IP Value Adjustment will be made by Sellers. Pursuant to the IP Value Adjustment, it being understood that the German Company will be deemed to have assigned its rights and obligations under the IP Value Adjustment to Buckeye Germany at the Closing, (A) to the extent the Final GP Nonwovens IP Value exceeds the Estimated GP Nonwovens IP Value, Buckeye Germany shall pay GP Nonwovens cash or a cash receivable in an amount equal to the excess and (B) to the extent the Estimated GP Nonwovens IP Value exceeds the Final GP Nonwovens IP Value, GP Nonwovens shall pay Buckeye Germany cash or a cash receivable in an amount equal to the excess.

(l)Prior to the Closing, upon written request from Purchaser received reasonably in advance of the Closing, Sellers shall cause the Acquired Companies to terminate any outstanding powers of attorney listed on Schedule 5.8 or other general authorities of representation (Prokura) granted by the Acquired Companies.

Section 7.17Insurance

.  From and after the Closing, Purchaser shall not, and shall cause each Acquired Company not to, assert any right, title or interest in, to or under any insurance policies (other than those under which only Acquired Companies are the insureds) or rights to proceeds thereof in effect on or prior to the Closing Date relating to any Acquired Company.

Section 7.18Mutual Releases

.

(a)From and after the Closing, except as otherwise required by Law and to the extent within Purchaser’s reasonable power, Purchaser shall not, and shall cause the Acquired Companies and its and their respective Affiliates not to, assert any claims, or take or bring any Action, against any Seller or Affiliate thereof or any (managing) director or officer of any Acquired Company, in relation to any Liability, in law, equity or otherwise, based upon, arising out of or related to any breach by any Seller or any (managing) director or officer of any Acquired Company of any fiduciary duty in their capacity as an equityholder, (managing) director or officer of any Acquired Company that existed or occurred at any time from the beginning of time through the Closing Date; provided that nothing in this Section 7.18(a) shall affect any rights or obligations of any Person under this Agreement.

(b)Effective as of the Closing, except as otherwise required by Law, each Seller, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably releases the Acquired Companies and each of their respective (managing) directors and officers from any and all Liabilities, and hereby agrees not to, and to cause its Affiliates not to, assert any claims, or take or bring any Action, against any such Person, based upon, arising out of or relating to any Seller’s capacity as an equityholder of any Acquired Company or otherwise; provided that nothing in this Section 7.18(b) shall affect any rights or obligations of any Person under this Agreement.

Section 7.19Pre-Closing Cash Management

.  Prior to the Closing, Sellers shall effect actions by the German Company with respect to the management of its cash such that the Closing Company Cash would not reasonably be expected to be less than €5,000,000 or more than €7,000,000; provided that any such cash management actions shall be subject to Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, all such cash management actions shall be in compliance with applicable Law.

Section 7.20Cooperation relating to Financial Statements

.

(a)With respect to the audited financial statements of the German Company, as of and for the year ending December 31, 2018, which will be prepared and audited in a manner consistent with, and meeting all the requirements applicable to, the Audited Financial Statements delivered pursuant to Section 5.6(b) (the “2018 German Audited Financial Statements”):

(i)if the Closing occurs after March 31, 2019, Sellers shall use commercially reasonable efforts to deliver the 2018 German Audited Financial Statements to Purchaser as promptly as practical and in any event at or prior to the Closing; and

(ii)if the Closing occurs after January 1, 2019 and on or prior to March 31, 2019 and the 2018 German Audited Financial Statements have not yet been finalized, audited and adopted or if the Closing occurs after March 31, 2019 and Sellers have not yet delivered the 2018 German Audited Financial Statements pursuant to Section 7.20(a)(i), Sellers shall promptly provide Purchaser with such cooperation as Purchaser may reasonably request in connection with Purchaser’s effort with respect to the timely preparation and audit of the 2018 German Audited Financial Statements such that they will be completed in fully compliant form in time for filing with the relevant Governmental Body as required by applicable German Law.

(b)Both before and after the Closing, Sellers shall promptly provide Purchaser with such cooperation as Purchaser may reasonably request in connection with Purchaser’s effort with respect to the timely preparation and audit or review of (i) audited annual and unaudited interim combined carve-out financial statements of the Acquired Companies and related footnotes and (ii) pro forma financial statements and related footnotes of Purchaser Parent giving effect to the acquisition of the German Company, in each case, prepared in accordance with GAAP, audited (in the case of the audited annual financial statements only) in accordance with auditing standards generally accepted in the United States, and in form and substance compliant with the applicable requirements of the U.S. Securities and Exchange Commission and as Purchaser shall otherwise reasonably consider necessary or advisable in connection with Purchaser Parent’s public reporting obligations, including any Current Report on Form 8-K.

(c)Sellers’ compliance with Section 7.20(a)(i) and any cooperation to be provided by Sellers pursuant to Section 7.20(a)(ii) or Section 7.20(b) shall be at Sellers’ expense; provided, however, that, in connection therewith, Purchaser shall promptly reimburse Sellers for all fees and expenses of external accountants incurred by any Seller or Affiliate thereof in connection with the preparation and audit of the 2018 German Audited Financial Statements that are in excess of the amount of such fees and expenses paid by Sellers and their respective Affiliates for the preparation and audit of the audited financial statements of the German Company for the year ending December 31, 2017 (as adjusted for inflation or ordinary fee increases of the auditors).  Cooperation to be provided by Sellers pursuant to Section 7.20(a)(ii) or Section 7.20(b) shall include such access to relevant corporate books, records, accounts and audit work papers, assistance from management and other personnel and furnishing of management representation letters and auditor consents that Purchaser may reasonably request; provided that Sellers shall only be required to provide such cooperation, access and assistance (i) during normal business hours upon reasonable advance notice to Sellers and (ii) in such a manner as not to interfere unreasonably with the normal operations of Sellers and their respective Affiliates.

(d)Purchaser (i) acknowledges and agrees that, except in the case of Fraud, none of Sellers and their respective Affiliates (including the Acquired Companies prior to the Closing) shall have any responsibility for, or incur any Liability to any Person with respect to the cooperation provided by Sellers pursuant to Section 7.20(a)(ii) or Section 7.20(b) or the financial statements contemplated thereby and (ii) shall indemnify and hold harmless Sellers and each of the other Seller Indemnified Parties from and against any and all Losses suffered or incurred by any of them relating to, resulting from or arising out of such cooperation or financial statements (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 7.20(d)).

Section 7.21Negotiation of TSA Schedules

.  The Parties agree to negotiate in good faith the services to be provided (and the fees to be paid for such services) pursuant to the Transition Services Agreement, in addition to those already reflected on Schedule B thereto, as promptly as practicable following the date hereof and, in any event, within sixty (60) days following the date hereof.  The Parties acknowledge and agree that the services to be provided pursuant to the Transition Services Agreement will be provided on a “cost basis” and for a period of no longer than nine (9) months from the Closing Date (provided that each of the Parties will use commercially reasonable efforts in good faith to eliminate its need with respect to each such service as promptly as reasonably practicable following the Closing). The services that will be agreed to be provided pursuant to the Transition Services Agreement will be consistent with (a) those provided by Sellers and their Affiliates to the German Company, or the German Company to Sellers or their Affiliates, as applicable, prior to the Closing (subject to exceptions to reflect that the German Company and the Sellers will no longer be Affiliates of each other) and (b) services customarily provided in transition services agreements.

Article VIII
CONDITIONS TO CLOSING

Section 8.1Conditions Precedent to Obligations of Purchaser

.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)the Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Seller set forth in Article V (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period which representations and warranties shall be true and correct at and as of such particular time or period), except where the failure of the other representations and warranties of Sellers to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)Sellers shall have complied in all material respects with all provisions of this Agreement required to be complied with by them on or prior to the Closing Date;

(c)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)any approval, or deemed approval, required under the German Competition Law or any other Applicable Competition Law shall have been obtained;

(e)Sellers shall have delivered, or caused to be delivered, to Purchaser at the Closing, duly executed resignation letters, effective at or prior to the Closing Date, of (i) those members of management or management boards of the Acquired Companies who also act as a Representatives of Seller Parent or a Retained Company and (ii) other members of management or management boards of the Acquired Companies designated in writing by Purchaser to Sellers at least ten (10) Business Days prior to the Closing;

(f)Sellers shall have delivered to Purchaser at the Closing a certificate of Sellers, dated the Closing Date and duly executed by Sellers, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(g)Buckeye Germany and GP Nonwovens shall have entered into the IP Agreements with the German Company as set forth in Section 7.2(c); and

(h)Sellers shall have delivered to Purchaser a copy of the filed U.S. Internal Revenue Service Form 8832 with respect to the election for the German Company described in Section 7.16(h) (if such election has been made) with proof of delivery.

Section 8.2Conditions Precedent to Obligations of Sellers

.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)the Purchaser Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Purchaser set forth in Article VI (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period which representations and warranties shall be true and correct at and as of such particular time or period), except where the failure of the other representations and warranties of Sellers to be true and correct would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents;

(b)Purchaser shall have complied in all material respects with all provisions of this Agreement required to be complied with by it on or prior to the Closing Date;

(c)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)any approval, or deemed approval, required under the German Competition Law or any other Applicable Competition Law shall have been obtained; and

(e)Purchaser shall have delivered to Sellers at the Closing a certificate of Purchaser, dated the Closing Date and duly executed by Purchaser, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3Frustration of Closing Conditions

.  Neither Purchaser nor Sellers may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure directly results from its or their failure to comply in all material respects with any provision of this Agreement.

Article IX
INDEMNIFICATION

Section 9.1Survival of Representations and Warranties and Covenants

.

(a)The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.1(a), 5.2, 5.4, 5.5 and 5.23 (the “Seller Fundamental Representations”) and (ii) the representations and warranties contained in Sections 6.1, 6.2 and 6.6 (the “Purchaser Fundamental Representations”) shall survive until 30 days after the expiration of the applicable statute of limitations and the representations and warranties contained in Section 5.8 shall survive until 30 days after the expiration of the statute of limitations applicable to the respective Tax assessment under the applicable Tax Law.  All of the covenants and agreements contained in this Agreement that contemplate actions (or inaction) to be taken (or not taken) after the Closing shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect after the Closing in accordance with their terms.  The covenants and agreements contained in this Agreement that contemplate actions (or inaction) to be taken (or not taken) prior to the Closing shall not survive the Closing; provided, however, that the indemnification obligations under Section 9.2(a)(iii) shall survive until the date that is 18 months after the Closing Date.  The indemnification obligations under Section 9.2(a)(iv) and Section 9.2(a)(v) shall survive until 30 days after the expiration of the statute of limitations applicable to the respective Tax assessment under the applicable Tax Law.

(b)Notwithstanding Section 9.1(a), in the event a Claim Notice for indemnification under Section 9.2(a) or Section 9.3(a) shall have been given in accordance with Section 9.4 within the applicable survival period, the indemnification claim shall survive until such time as such claim is fully and finally resolved.

Section 9.2Indemnification by Sellers

.

(a)From and after the Closing, subject to Sections 9.1, 9.2(b) and 9.5, Sellers shall indemnify and hold harmless Purchaser and its Affiliates, Representatives and successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising from:

(i)any breach of any representation or warranty of Sellers contained in Article V;

(ii)any breach of any covenant or agreement of Sellers contained in this Agreement that occurs from and after the Closing;

(iii)any breach of any covenant or agreement contained in Section 7.2 that occurred prior to the Closing;

(iv)any Taxes incurred by any Acquired Company for any Pre-Closing Tax Period (except to the extent of the amount of such Taxes reflected in the calculation of Final Working Capital);

(v)subject to any withholding Taxes that the Purchaser is responsible for pursuant to Section 10.7, any Taxes (excluding any interest or penalties) imposed on Purchaser or any of its Affiliates as a result of a failure to withhold from any payment of the Purchase Price;

(vi)Taxes, if any, imposed on any Acquired Company by reason of being a member of an affiliated, consolidated, combined or unitary Tax group or fiscal unity, as a transferee or successor or by reason of being Party to any Tax Sharing Agreement, in each case, with respect to a Pre-Closing Tax Period; or

(vii)any Liability of the French Company or the Italian Company to the extent such Liability is not related to the Business.

(b)Purchaser shall, and shall cause its Affiliates to, take all reasonable steps to mitigate any Loss contemplated by Section 9.2(a) upon becoming aware of any event that gives rise thereto.

Section 9.3Indemnification by Purchaser

.

(a)From and after the Closing, subject to Sections 9.1, 9.3(b) and 9.5, Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates, Representatives and successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising directly from:

(i)any breach of any representation or warranty of Purchaser contained in Article VI of this Agreement;

(ii)any breach of any covenant or agreement of Purchaser contained in this Agreement that occurs from and after the Closing; and

(iii)(A) except for Liabilities in respect of Taxes imposed on any Acquired Company for which Sellers are indemnifying the Purchaser Indemnified Parties pursuant to Section 9.2(a), Liability in respect of Taxes imposed on any Acquired Company for any Tax period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date (as determined in accordance with Section 7.16(c)), and (B) Taxes, if any, imposed on Sellers or any Acquired Company attributable to a recharacterization of the Estimated GP Nonwovens IP Value, the Final GP Nonwovens IP Value, the Estimated Buckeye Germany IP Value or the Final Buckeye Germany IP Value in connection with (I) GP Nonwovens entering into the GP Nonwovens IP Agreements with the German Company prior to Closing in exchange for a payment of cash or cash receivable equal to the Final GP Nonwovens IP Value and (II) Buckeye Germany entering into the Copyright Assignment Agreement with the German Company prior to Closing in exchange for a payment of cash or cash receivable equal to the Final Buckeye Germany IP Value, but only to the extent that the aggregate amount of Taxes resulting from any such recharacterization plus any Taxes initially reported by the Sellers or any Acquired Company with respect to such transactions (as adjusted, if necessary, to reflect any such recharacterization) exceed the aggregate amount of Taxes that would have been imposed on Sellers and the Acquired Companies if (x) GP Nonwovens had entered into the GP Nonwovens IP Agreements with Purchaser on the Closing Date in exchange for a payment of cash equal to the Final GP Nonwovens IP Value and (y) Buckeye Germany had entered into the Copyright Assignment Agreement with Purchaser on the Closing Date in exchange for a payment of cash equal to the Final Buckeye Germany IP Value.

(b)Sellers shall, and shall cause their Affiliates to, take all reasonable steps to mitigate any Loss contemplated by Section 9.3(a) upon becoming aware of any event that gives rise thereto.

Section 9.4Indemnification Procedures

.

(a)Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification under this Article IX (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to Sellers or Purchaser, respectively (each, an “Indemnifying Party”), containing (i) a description of the Losses for which indemnification is sought by the Indemnified Party and, if known, the estimated amount of such Losses incurred or reasonably expected to be incurred by the Indemnified Party (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, and (iii) if applicable, a demand for payment of those Losses.

(b)In the event that an Indemnified Party may seek indemnification under this Article IX in connection with any Action instituted, or claim asserted, against such Indemnified Party by a Person that is not a Party, a Purchaser Indemnified Party, a Seller Indemnified Party or an Affiliate of any of them (a “Third Party Claim”), the Indemnified Party shall deliver to the Indemnifying Party a Claim Notice relating to such Third Party Claim as promptly as reasonably practicable and, in any event, within 20 days upon gaining knowledge of such Third Party Claim; provided, however, that a failure to timely give such notice in accordance with the foregoing provision shall not affect the Indemnified Party’s right to indemnification under this Agreement except to the extent the Indemnifying Party is materially and adversely prejudiced by such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim if (i) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party (other than such relief sought ancillary to a claim for damages), (ii) if the Indemnified Party is Purchaser or one of its Subsidiaries, the Third Party Claim involves a material customer of the Acquired Companies, (iii) the Third Party Claim is a criminal proceeding, or (iv) if the Indemnified Party is a Purchaser Indemnified Party, the Third Party Claim has resulted in or would reasonably be expected to result in Losses that are more than double the amount of indemnification then available for such Third Party Claim under Section 9.5(c).  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with such Third Party Claim, it shall within 90 days notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with such Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnifying Party shall assume the defense of such Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) requested by the Indemnifying Party to so participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with such Third Party Claim.  The Indemnifying Party and Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of such Third Party Claim.  Notwithstanding anything contained in this Section 9.4(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other, settle or compromise any Third Party Claim, permit a default judgment to be entered or consent to entry of a judgment unless the settlement or compromise reached by the third Person and the Indemnifying Party or the Indemnified Party, as the case may be, provides for an unqualified release of the Indemnified Party or the Indemnifying Party, whichever has not consented to such settlement or compromise, from all Liability in respect of the Third Party Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the third Person (which settlement offer provides for a full release of the Indemnified Parties with respect to the subject matter of the Third Party Claim), and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.5, pay the amount called for by such settlement offer, and the Indemnified Party declines to accept such settlement offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder, subject to the applicable limitations of Section 9.5, shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.  If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

Section 9.5Limitations on Indemnification

.

(a)A Purchaser Indemnified Party may assert a claim for indemnification pursuant to Section 9.2(a) only if the Purchaser Indemnified Party delivers to Sellers a Claim Notice with respect thereto prior to the expiration of the applicable survival period set forth in Section 9.1.  Any claim for indemnification not timely made by a Purchaser Indemnified Party in accordance with this Section 9.5(a), and Sellers’ indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by such Purchaser Indemnified Party.

(b)A Seller Indemnified Party may assert a claim for indemnification pursuant to Section 9.3(a) only if the Seller Indemnified Party delivers to Purchaser a Claim Notice with respect thereto prior to the expiration of the applicable survival period set forth in Section 9.1.  Any claim for indemnification not timely made by a Seller Indemnified Party in accordance with this Section 9.5(b), and Purchaser’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by such Seller Indemnified Party.

(c)Notwithstanding anything contained in this Article IX to the contrary:

(i)except for claims based on Fraud, Sellers shall not have any indemnification obligations under Section 9.2(a)(i) (other than with respect to breaches of Seller Fundamental Representations or representations and warranties contained in Section 5.8 (Taxes)), (A) for any individual claim (with all claims arising out of substantially the same facts being aggregated for such purpose) where the Loss relating thereto is less than $45,000 (the “De Minimis Amount”) or (B) in respect of claims where the Loss relating thereto is equal to or greater than the De Minimis Amount, unless the aggregate amount of the Losses relating to all such claims exceeds $1,850,000, and then only to the extent of such excess;

(ii)in no event shall the aggregate amount of Losses to be paid by Sellers under Section 9.2(a)(i) (other than with respect to breaches of Seller Fundamental Representations or representations and warranties contained in Section 5.8 (Taxes)) exceed $18,500,000;

(iii)Sellers shall not have any indemnification obligations under Section 9.2(a)(iii) for any individual claim (with all claims arising out of substantially the same facts being aggregated for such purpose) where the Loss relating thereto is less than the De Minimis Amount; and

(iv)in no event shall the aggregate amount of Losses to be paid by Sellers pursuant to this Agreement (other than pursuant to Section 9.2(a)(vi) or Section 7.15) exceed an amount equal to the Purchase Price.

(d)Sellers shall be deemed to have not breached any representation or warranty contained in Article V as a consequence of the existence of any fact, circumstance or event that is disclosed on any Schedule to this Agreement, whether or not such Schedule includes a cross-reference to the specific Section containing such representation or warranty or the specific Section containing such representation or warranty includes a reference to such Schedule, so long as the applicability of such disclosure to such representation or warranty is readily apparent on its face.

(e)No Purchaser Indemnified Party shall be entitled to indemnification under this Article IX for any amount to the extent such amount is reflected in an adjustment to the Purchase Price as provided in Sections 3.3 and 3.4.  No Purchaser Indemnified Party shall be entitled to indemnification under Section 9.2(a)(i) with respect to any breach of a representation or warranty of Sellers contained in Article V that results from (i) an action taken after the date of this Agreement with the written consent, or at the written request, of Purchaser or (ii) an action not taken with the written consent, or at the written request, of Purchaser.

(f)The amount of any Losses for which indemnification is provided under this Article IX shall be (i) net of any amounts actually recovered by the Indemnified Party, using its commercially reasonable efforts, under insurance policies or otherwise and (ii) net of any Tax benefits to the Indemnified Party with respect to such Losses that are actually realized by the Indemnified Party (it being understood that such Tax benefits are to be calculated net of any Tax costs of the Indemnified Party with respect to the accrual or receipt of the indemnity payment that are actually incurred by the Indemnified Party).

(g)All Materiality Qualifications included in the representations and warranties contained in this Agreement will be disregarded for purposes of calculating the amount of Losses for which an Indemnified Party is entitled to indemnification under this Agreement and for purposes of determining whether a breach of a representation or warranty has occurred.

(h)Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article V, neither

Sellers nor any other Person is making any express or implied representation or warranty with respect to Sellers, the Acquired Companies, the Business or the transactions contemplated by this Agreement, and Sellers disclaim any such representations or warranties, whether made by any Seller, any Acquired Company, any Affiliate of any Seller or Acquired Company or any Representative of any of them.  Purchaser specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any Person, and acknowledges and agrees that Sellers have specifically disclaimed and do hereby specifically disclaim any other representation or warranty made by any Person.  Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers contained in Article V.  In furtherance of the foregoing, except for the representations and warranties contained in Article V, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that no Seller, Acquired Company, Affiliate of any Seller or Acquired Company, or Representative of any of them, nor any other Person, will have or be subject to any Liability to a Purchaser Indemnified Party, or any other Person, for, and Sellers hereby disclaim any Liability for, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, any Affiliate of Purchaser or any Representative of any of them, including any confidential memoranda distributed on behalf of Sellers relating to the Acquired Companies and the Business or other publications or data room information provided to Purchaser, any Affiliate of Purchaser or any Representative of any of them, or any other document or information in any form provided to Purchaser, any Affiliate of Purchaser or any Representative of any of them in connection with the sale of the Acquired Companies Equity Interests and the transactions contemplated hereby (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, any Affiliate of Purchaser or any Representative by any Representative of any Seller, Acquired Company or Affiliate of any Seller or Acquired Company) or for Purchaser’s use of any such information.

(i)Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it has conducted to its satisfaction, its own independent investigation of each Acquired Company and its properties and assets and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser Indemnified Parties has relied on the results of Purchaser’s independent investigation.

Section 9.6Tax Treatment of Indemnity Payments

.  Unless otherwise required by applicable Law, Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes.

Section 9.7Limitation on Damages

.  Notwithstanding anything to the contrary contained in this Agreement, no Seller nor Purchaser shall, in any event, be liable to any other Person, either in contract or in tort, for (a) any consequential, incidental or indirect damages, including any damages based on loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity (except to the extent such damages are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and except in the case of Fraud), or (b) special or punitive damages of such other Person, in each case, relating to any breach or alleged breach of this Agreement; provided, however, that the foregoing limitations shall not affect the right of an Indemnified Party to be indemnified pursuant to this Article IX for Losses comprised of such damages that are awarded to a third Person in connection with a Third Party Claim.

Section 9.8Exclusive Remedy

.  Each Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement under this Agreement, shall be indemnification in accordance with this Article IX, except (a) with respect to disputes under Section 3.4 and Section 7.15, which will be resolved in accordance therewith, (b) with respect to claims for specific performance in accordance with Section 10.8, and (c) in the case of Fraud.  In furtherance of the foregoing, each Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of or related to any representation or warranty contained in or made in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Person based upon or arising under any foreign, federal, state or local Law, except in the case of Fraud.

Article X
MISCELLANEOUS

Section 10.1Expenses

.  Except as otherwise provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement and document contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  All notarization, filing and registration fees and costs incurred in connection with the transfer of the Acquired Companies Equity Interests shall be borne by Purchaser.

Section 10.2Forum; Consent to Service of Process; Waiver of Jury Trial

.

(a)The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction.  In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware.  Each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby.  The Parties further agree that the Parties shall not bring an Action with respect to any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final non-appealable Order against a Party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, with a certified or exemplified copy of such Order being conclusive evidence of the fact and amount of such judgment.

(b)To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court described in Section 10.2(a) with respect to itself or its property, such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 10.2(a).

(c)Each of the Parties hereby consents to process being served on such Party in any Action contemplated by this Section 10.2 by delivery of a copy thereof in accordance with the provisions of Section 10.5.

(d)THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BETWEEN THE PARTIES BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3Entire Agreement; Amendments and Waivers

.  This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Joint Defense Agreement represent the entire understanding and agreement among the Parties with respect to the subject matter hereof.  This Agreement can be supplemented or amended, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such supplement, amendment, or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of a Party to exercise, and no delay by a Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy by such Party.

Section 10.4Governing Law

.  The provisions of this Agreement, the execution, performance or nonperformance, interpretation and construction of this Agreement and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by the Laws of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the Laws of another jurisdiction, except that the transfer in rem of the Acquired Companies Equity Interests shall be governed by the respective mandatory local law which will be the governing law of the transfer agreements contemplated in Section 4.2(a)(i) through Section 4.2(a)(iii).  This Agreement is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code.

Section 10.5Notices

.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when delivered by internationally recognized courier service (with the delivery acknowledged by the tracking system of the applicable courier system), or (c) when sent by electronic mail transmission (with the receipt of such electronic mail acknowledged by the applicable recipient), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

(i)If to Sellers, to:

Georgia-Pacific LLC
133 Peachtree St. NE
Atlanta, Georgia 30303
Attn:General Counsel
Email:LegalNotice@gapac.com

With a copy (which shall not constitute notice) to:

Jones Day
1420 Peachtree Street
Atlanta, Georgia 30309
Attn:Bryan E. Davis
Troy B. Lewis
Email:bedavis@jonesday.com
tblewis@jonesday.com

and

(ii)If to Purchaser, to:

P. H. Glatfelter Company
96 South George Street, Suite 520
York, Pennsylvania 17401
Attn:Kent K. Matsumoto,
Vice President, General Counsel & Corporate Secretary
Email:kent.matsumoto@glatfelter.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn:Clare O’Brien;
Daniel Litowitz
Email:cobrien@shearman.com;
daniel.litowitz@shearman.com

Section 10.6Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to supplement or amend this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.7Binding Effect; Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person other than the Parties, except as contemplated by Section 7.1, Section 7.7, Section 7.20, Section 10.12 and Article IX.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly, without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights or obligations hereunder to one or more of Purchaser Parent’s Subsidiaries (each, a “Purchaser Designated Subsidiary”) without the prior written consent of Sellers and any Seller may assign its rights or obligations hereunder to one or more of its Affiliates that is wholly owned by Seller Parent without the prior written consent of Purchaser; provided further that, if Purchaser assigns its rights or obligations hereunder to a Purchaser Designated Subsidiary (a) not organized in Germany to acquire the German Equity Interest, (b) if applicable, not organized in Germany or the United States with respect to the IP Agreements, (c) not organized in Germany, Luxembourg, or France to acquire the French Equity Interest, or (d) not organized in Germany, Luxembourg, or Italy to acquire the Italian Equity Interest, then if any applicable Law requires Purchaser or a Purchaser Designated Subsidiary to deduct and withhold Taxes from any amount otherwise payable to Sellers under this Agreement, then, to the extent such deduction or withholding of Taxes would not have been applicable if such assignment of rights and obligations had not occurred, the amount payable by the Purchaser Designated Subsidiary shall be increased as necessary so that after such deduction or withholding has been made Sellers receive an amount equal to the sum they would have received had no such deduction or withholding been made.  Unless otherwise agreed in writing by the other Parties, no assignment of this Agreement or of any rights or any obligations hereunder by a Party shall relieve such Party of any of its obligations hereunder.

Section 10.8Specific Performance

.  Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate any Party.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated by this Agreement pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security).  Each Party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with Actions instituted for injunctive relief or specific performance of this Agreement.

Section 10.9Joint and Several Liability of Sellers

.  Sellers shall be jointly and severally liable for all obligations of each Seller under this Agreement.

Section 10.10Non-Recourse

.  Except for Seller Parent’s and Purchaser Parent’s respective obligations under the Seller Parent Guarantee or the Purchaser Parent Guarantee, as applicable, (a) this Agreement may only be enforced against, and any claims or causes of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Parties and (b) no past, present or future incorporator, member, stockholder, partner, Affiliate or Representative of any Party shall have any responsibility for any Liabilities of any Party under this Agreement.

Section 10.11Counterparts

.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Signatures transmitted by facsimile or electronic mail will be deemed originals for purposes of this Agreement.

Section 10.12Waiver of Conflicts; Transaction Privilege

.

(a)Purchaser hereby acknowledges and agrees that Jones Day (the “Seller Law Firm”) has represented Sellers and Affiliates thereof (including the Acquired Companies) in connection with the negotiation, preparation, execution and delivery of this Agreement, and that Sellers and Affiliates thereof (other than the Acquired Companies) (each a “Seller Group Member” and collectively, the “Seller Group Members”) have a reasonable expectation that, after the Closing, the Seller Law Firm will represent them in connection with any claim or Action involving any Seller Group Member, on the one hand, and Purchaser or any Affiliate thereof (each a “Purchaser Group Member” and collectively the “Purchaser Group Members”), on the other hand, arising out of or related to this Agreement or the transactions contemplated hereby.

(b)Subject to the letter agreement, dated as of April 26, 2018, by and among the Seller Law Firm, Seller Parent and Purchaser Parent, Purchaser, on its own behalf and on behalf of the other Purchaser Group Members, hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, the Seller Law Firm represents the Seller Group Members or any of them in connection with any claim or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby.

(c)In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more Representatives of the Acquired Companies, on the one hand, and the Seller Law Firm, on the other hand, to the extent related to this Agreement or the transactions contemplated hereby, shall be excluded from the property, rights, privileges, powers, franchises and other interests held by the Acquired Companies under applicable Law, that such attorney-client privilege shall be deemed held solely by Sellers, and that no Purchaser Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing.  All communications involving attorney-client confidences between the Seller Group Members and the Acquired Companies, on the one hand, and the Seller Law Firm, on the other hand, relating to the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Sellers for the benefit and on behalf of the Seller Group Members (and not the Acquired Companies or Purchaser Group Members).  Accordingly, the Acquired Companies and the Purchaser Group Members shall not have access to any such communications or to the files of the Seller Law Firm relating to such engagement.  Further, to the extent that files of the Seller Law Firm in respect of any dispute between Sellers, on the one hand, and Purchaser, on the other hand, arising out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, such files shall constitute client property, only Sellers for the benefit and on behalf of the Seller Group Members (and not the Purchaser Group Members) shall hold such property rights and the Seller Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser Group Members by reason of any attorney-client relationship between the Seller Law Firm and the Acquired Companies.

(d)This Section 10.12 is for the benefit of the Seller Group Members and such Persons are intended third party beneficiaries of this Section 10.12.  This Section 10.12 shall be irrevocable, and no term of this Section 10.12 may be amended or waived without the prior written consent of Sellers (which may be withheld for any reason).

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BUCKEYE HOLDINGS GMBH

By:	/s/ Norbert Müller
Name:	Norbert Müller
Title:	Managing Director Leader of Nonwovens Operations

[Buckeye Germany Signature Page to Share Purchase Agreement]

GEORGIA-PACIFIC NONWOVENS LLC

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Vice President

[GP Nonwovens Signature Page to Share Purchase Agreement]

GLATFELTER GERNSBACH GMBH,

By:	/s/ John P. Jacunski
Name:	John P. Jacunski
Title:	Managing Director (Geschäftsführer)

[Purchaser Signature Page to Share Purchase Agreement]